Exhibit 10.1

AGREEMENT FOR THE PURCHASE AND SALE OF PROPERTY

THIS AGREEMENT FOR THE PURCHASE AND SALE OF PROPERTY (the “Agreement”), is made and entered into as of the 28th day of July, 2015 (the “Effective Date”), by and between HAWAII FUNDING LLC, a Delaware limited liability company (the “Seller”), DIAMOND RESORTS KONA DEVELOPMENT, LLC, a Delaware limited liability company (the “Buyer”), and DIAMOND RESORTS INTERNATIONAL, INC., a Delaware corporation (the “Co-Acquirer”).

BACKGROUND TO THE AGREEMENT: Seller is the contract purchaser from the fee simple owner, SunStone Kona LLC (the “Owner”), of land in Hawaii County, State of Hawaii more particularly described on Exhibit A attached hereto and made a part hereof by this reference (the “Property”), on which the Seller contemplates constructing approximately sixteen (16) multi-unit condominium buildings, including a reception center, containing a total of one hundred forty-four (144) residential units therein. Seller intends to have the property developed into the separate condominium buildings containing the one hundred forty-four (144) residential units and a reception center, including an entry feature and a pool amenity. The residential condominium units will be designed and constructed for timeshare use.

Buyer, markets, and sells resort timeshare interests, and other vacation ownership products. Buyer desires to purchase the Property including all one hundred forty-four (144) residential condominium units (and all related amenities with respect thereto) for timeshare use when constructed by Seller on the Property as provided herein.

AGREEMENT:

In consideration of the mutual agreements contained in this Agreement and the sum of Ten and No/100 Dollars ($10.00) in hand paid by Buyer to Seller and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby expressly acknowledged by the parties, subject to Section 5 hereof, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Project, in multiple closings as set forth in this Agreement, subject to the following terms and conditions:

1.Definitions.     As used herein, the following terms shall have definitions as follows:

Applicable Law means (i) all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any governmental authority, stock exchange, board of fire underwriters and similar quasi-governmental authority, and (ii) any judgment, injunction, order or other similar requirement of any court or other adjudicatory authority, in effect at the time in question and in each case to the extent the Person or property in question is subject to the same.

Architect means, subject to Section 3.11 hereof, the architect or replacement architect (as the case may be) selected by Seller to prepare the Final Plans and to act as the project architect for the construction of the Project.

Assigned Warranties has the meaning ascribed to it in Section 13.4 of this Agreement.

Assignment and Assumption of Condominium Management Agreement has the meaning ascribed to it in Section 8.3.2 of this Agreement.
Building means a residential building containing Units.

Business Day means a day other than a day which is a Saturday or Sunday or a day on which banks are closed in Kona, Hawaii; New York City or Orlando, Florida.

Buyer Indemnified Parties has the meaning ascribed to it in Section 18.1 of this Agreement.

Buyer’s Approval/Disapproval Notice has the meaning ascribed to it in Section 3.2.2 of this Agreement.

Buyer’s Damages has the meaning ascribed to it in Section 12 of this Agreement.

Buyer’s Predevelopment Costs has the meaning ascribed to it in Section 3.12 of this Agreement.

Buyer Required Changes has the meaning ascribed to it in Section 3.2.2 of this Agreement.

Closing has the meaning ascribed to it in Section 12 of this Agreement.

Closing Date has the meaning ascribed to it in Section 12 of this Agreement.

Commence Construction means the undertaking of any on-site or off-site work related to completion of the Project, including, without limitation, any mobilization of materials, equipment or manpower, grubbing, clearing, excavation, demolition, environmental remediation, mitigation or clean-up, or any other site preparation work, or construction of any Improvement.

Competing Offer has the meaning ascribed to it in Section 5 of this Agreement

Condominium means a condominium as defined in the Condominium Act.

Condominium Act means Chapter 514-B, Hawaii Revised Statutes, or any successor statute thereto, and all regulations thereunder.

Condominium Association means the unit owners’ association created and governed by the Condominium Documents.

Condominium Documents means all of the documents validly establishing a Condominium for the Project under Hawaii law.

Condominium Management Agreement has the meaning ascribed to it in Section 8.3.1 of this Agreement.
Condominium Manager has the meaning ascribed to it in Section 8.3.1 of this Agreement.

Construction Contract means, subject to Section 3.11 hereof, the guaranteed maximum price construction contract to be entered into between Seller and General Contractor for the construction of the Project, as amended from time to time.

Construction Milestones has the meaning ascribed to it in Section 3.3.2 of this Agreement.

Contractor has the meaning ascribed to it in Section 13.4 of this Agreement.

Deed means a warranty deed that conveys marketable fee title, clear of all liens, easements, restrictions and encumbrances whatsoever, except the Permitted Exceptions in the form acceptable to Buyer and Seller.

DD Documents means design drawings and documents for the Project which are consistent with the definition of “design development documents,” as such term has been adopted by the American Institute of Architects (AIA), and which contain sufficient specificity to allow the Contractor to produce an updated and accurate development budget for the Project, which design drawings and documents shall include, without limitation, (i) diagrammatic layouts of building systems required to describe the size and character of the Project as to architectural, structural, mechanical and electrical systems, and (ii) outline specifications that identify major materials and systems and establish in general their quality levels, including any applicable warranties.

DD Comments has the meaning ascribed to it in Section 3.2.1 of this Agreement.

Due Diligence Materials has the meaning ascribed to it in Section 4 of this Agreement.

Eligibility Requirements means, with respect to any Person, that such Person has total assets (in name or under management or advisement) in excess of $100,000,000.
Engineer means, subject to Section 3.11 hereof, the project engineer (or replacement project engineer) for the Project.

Environmental Law means any Applicable Law regarding health, safety, radioactive materials, or the environment, including, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., the Occupational, Safety and Health Act, 29 U.S.C. § 651, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. § 3001, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1802, et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq., the Endangered Species Act of 1973, 16 U.S.C. § 1531 et seq., the Federal

Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq. and other comparable federal, state or local laws, each as amended, and all rules, regulations and guidance documents promulgated pursuant thereto or published thereunder.

Escrow Agent means Title Guaranty Escrow Services, Inc., a Hawaii corporation, or such other person or entity as the parties may designate in writing during the term of this Agreement.

Escrow Instructions has the meaning ascribed to it in Section 12 of this Agreement.

Feasibility Period has the meaning ascribed to it in Section 4 of this Agreement.

Fee has the meaning ascribed to it in Section 6 of this Agreement

Final Assignment of Declarant’s Rights has the meaning ascribed to it in Section 13.20 of this Agreement.

Final Construction Schedule has the meaning ascribed to it in Section 3.5 of this Agreement.

Final Plans means the final version of the construction documents containing the plans and specifications for the Project, including any applicable warranties, and, upon delivery of Seller’s Approval Notice, certified in favor of Buyer and Seller and sealed by the Architect.

Force Majeure means an event arising from or on account of an act of God or natural disaster or such other similar circumstances beyond Seller’s or Buyer’s, as applicable, reasonable control and expectation which materially and adversely impacts the ability of such party to perform its obligations under this Agreement despite such party’s reasonable diligent efforts including, but not limited to: (i) earthquake, storm, hurricane, tornado, tsunami, tidal wave, flood, fire, casualty, or other acts of God; (ii) acts of war or act by an enemy or other hostile governmental action; (iii) acts of terror; insurrection, rebellion or riots; (iv) general labor strikes not solely involving the Project; and (v) any other material event that is beyond the reasonable control of a party and not due to the actions, omissions or fault of such party. In no event shall the provisions of this paragraph include situations whereby such party’s performance is delayed or prevented due to its or its agents’, representatives’, contractors’ or consultants’ financial condition or due to a change in global, national, local or other economic conditions. Any reference to Force Majeure in this Agreement shall be subject to the terms of Section 24.15 of this Agreement.

Front Desk Unit means that certain front desk located within the Reception Center that shall constitute a separate private commercial unit within the Condominium, together with the exclusive right to use, occupy and enjoy all limited common elements appurtenant thereto as further described in the Condominium Documents.

General Contractor means, subject to Section 3.11 hereof, the contractor or replacement contractor (as the case may be) selected by Seller to act as the general contractor, enter into the Construction Contract and to construct the Project.

Hazardous Materials means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under Environmental Laws or the Release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, the term “Hazardous Materials” will include: crude oil, used oil, petroleum and petroleum products or any fraction thereof; radioactive materials including source, by-product or special nuclear materials; asbestos or asbestos-containing materials (whether or not friable); lead paint; polychlorinated biphenyls, urea formaldehyde in any of its forms; radon; mold; and any substance defined as “hazardous substances,” “extremely hazardous substances,” “hazardous waste,” “hazardous materials,” “chemical substance or mixture,” “solid waste,” “hazardous chemicals,” “toxic substances,” “hazardous air pollutants,” “pollutants,” contaminants,” or “toxic chemicals” under any of Environmental Law.

Holdback Account has the meaning ascribed to it in Section 12 of this Agreement.

Holdback Amount has the meaning ascribed to it in Section 12 of this Agreement.

Holdback Escrow Agreement has the meaning ascribed to it in Section 12 of this Agreement.

Improvements means all the improvements to be located on the Property, including the Buildings and the Recreation Facilities, as more fully described in the Final Plans referenced in Section 3 below.

Initial Closing has the meaning ascribed to it in Section 12 of this Agreement.

Institutional Lender means one or more of the following:
(A)    a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (A) satisfies the Eligibility Requirements;
(B)    an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under Securities Act of 1933, as amended, provided that any such Person referred to in this clause (B) satisfies the Eligibility Requirements; or
(C)    an institution substantially similar to any of the foregoing entities described in clauses (A) or (B) that satisfies the Eligibility Requirements.

Key Construction Documents means (i) the Construction Contract, (ii) the contract(s) with the Architect, (iii) the contract(s) with the Engineer, (iv) any document or instrument entered into or obtained by Seller evidencing or granting the Permitting Requirements, (v) any other contract, subcontract or other agreement (or series of related contracts, subcontracts or agreements) entered into by Seller relating to the design, planning, engineering, construction or development of the

Project with expected payments in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00), and (vi) any amendment or modification to, or termination of, any of the foregoing.

License Agreement has the meaning ascribed to it in Section 2 of this Agreement.

License Fee has the meaning ascribed to it in Section 2 of this Agreement

Nonmaterial Modifications means modifications to the Final Plans which (i) do not result in any material reduction (whether in quality or quantity) of Project amenities or any material change in Project appearance, (ii) do not materially reduce or increase specifications or performance standards (or change any specified model or brand) of any equipment system or other item to be incorporated in the Property, and (iii) in general, do not cause a material change in the overall quality, useful life, design or marketability of the Project, or the structural integrity or safety thereof.

Occupants means all persons who are in occupancy of a Unit, including VOI Units, at the Project, including Unit owners, participants of any exchange program, purchasers and potential purchasers of timeshare related products from Buyer, exchangers, renters, guests, tenants, licensees and invitees and their respective family members in residence in a Unit.

Owner shall have meaning ascribed to it in the recitals above.

Partial Assignment of Declarant’s Rights has the meaning ascribed to it in Section 13.16 of this Agreement.

Permitted Exceptions means (i) all matters set forth on the Title Commitment, unless Buyer notifies Seller of an objection as to any such matter which is not timely cured by Seller pursuant to Section 10 hereof, (ii) all matters which are deemed to be Permitted Exceptions pursuant to Section 10 hereof, (iii) any and all Condominium Documents and (iv) any and all Timeshare Documents; provided, however, that in no event shall monetary liens or encumbrances or real property taxes due and payable be or be deemed to be Permitted Exceptions. A list of Permitted Exceptions shall be agreed upon by the parties prior to the expiration of the Feasibility Period.

Permitting Requirements means all required permitting necessary to complete the Project consistent with the terms of this Agreement, including, without limitation, the permitting listed on Exhibit B attached hereto.

Person means an individual, partnership, joint venture, corporation, limited liability company, real estate investment trust, any other form of business association or organization, and/or any government or governmental authority.

Project means the Property and the Improvements, consisting of the Buildings, the Units, the Recreation Facilities and all of the other improvements made or to be built on the Property. The Project shall be constructed and developed in compliance with the Final Plans and all Applicable Law, including all applicable building codes, permitting requirements, the Condominium Act, zoning laws, all Public Accommodations Laws and all other state, county and/or municipal laws, codes and ordinances applicable in Hawaii County, Hawaii.

Property shall have meaning ascribed to it in the recitals above.

Public Accommodations Laws means all Applicable Laws of all duly constituted authorities relating to access by disabled persons, including, without limitation, the Americans with Disabilities Act of 1990 (the “ADA”), 42 U.S.C. §§ 12181-12183, 12186(b)-12189, the ADA Accessibility Guidelines promulgated by the Architectural and Transportation Barriers Compliance Board, the public accommodations title of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000a et. seq., the Architectural Barriers Act of 1968, 42, U.S.C. 4151 et seq., as amended, Title V of the Rehabilitation Act of 1973, 29 U.S.C. §§ 790 et seq., the Minimum Guidelines and Requirements for Accessible Design, 36 C.F.R. Part 1190, and the Uniform Federal Accessibility Standards, as the same are in effect on the Effective Date, and may be hereafter modified, amended or supplemented.

Purchase Price means Six Hundred Twenty-Nine Thousand Three Hundred Sixty-One and 11/100 Dollars ($629,361.11) per residential timeshare Unit (144 Units total), subject to adjustment as provided in this Agreement.

Reception Center means the reception center building to be constructed in accordance with the Final Plans, which will contain a fitness center, restrooms and other guest services facilities which shall constitute common elements of the Condominium as described in the Condominium Documents. The Reception Center shall also contain the Front Desk Unit and certain concierge and/or back-office facilities space that shall constitute limited common elements appurtenant to the Front Desk Unit as further described in the Condominium Documents.

Recreation Facilities means all common areas, roads, parking, amenities and other common support and recreation facilities now or hereafter serving the Project, including an entry feature, resort style pool, whirlpool spa, the Reception Center, lanais, enhanced amenities (if any) and roadways which will provide access, utility and other services and constitute the recreational amenities for the Project which shall constitute common elements of the Condominium as further described in the Condominium Documents, except for the Front Desk Unit located within the Reception Center which shall constitute a private commercial unit within the Condominium.

Release shall mean the discharge, disposal, deposit, injection, dumping, spilling, leaking, leaching, placing, presence, pumping, pouring, emitting, emptying, escaping, or other release of any Hazardous Material.

ROFR has the meaning ascribed to it in Section 5 of this Agreement

Seller’s Approval Notice has the meaning ascribed to it in Section 3.2.2 of this Agreement.

Seller’s Indemnified Parties has the meaning ascribed to it in Section 18.2 of this Agreement.

Sub-Management Agreement has the meaning ascribed to it in Section 8.3.3 of this Agreement.

SunStone Kona PSA has the meaning ascribed to it in Section 4.1 of this Agreement.

Survey means, collectively, the preliminary ALTA survey and the “as built” surveys described in Section 10.2 of this Agreement.

Survey Exceptions has the meaning ascribed to it in Section 10.2 of this Agreement.

Third Party Purchaser has the meaning ascribed to it in Section 5 of this Agreement

Timeshare Act means Chapter 514E, Hawaii Revised Statutes, or any successor statute thereto, and all regulations thereunder.

Timeshare Association means the unit owners’ association created and governed by the Timeshare Documents.

Timeshare Documents means all of the documents validly establishing a Timeshare Plan for the Project under Hawaii law.

Timeshare Management Agreement has the meaning ascribed to it in Section 8.3.2 of this Agreement.

Timeshare Plan means a time share use plan as defined in the Timeshare Act.

Timeshare Plan Manager has the meaning ascribed to it in Section 8.3.2 of this Agreement.

Timely Manner means, as applicable and except as otherwise provided in this Agreement, for items under this Agreement requiring Buyer’s approval, such approval or disapproval shall be given within ten (10) Business Days of written notice from Seller to Buyer requesting such approval; provided that, if, after the expiration of the Feasibility Period, Seller requests Buyer’s approval with respect to any amendment or modification of a document, agreement or other instrument previously approved by Buyer (in accordance with the aforementioned ten (10) Business Day approval period or such other approval period provided in this Agreement), Buyer’s approval or disapproval of such amendment or modification shall be given within five (5) Business Days of Seller’s written request therefor; provided further, that if Buyer does not timely provide its approval or disapproval of any item during such periods, then any such item shall be deemed approved so long as such request for approval or disapproval conspicuously states: THIS IS A REQUEST FOR APPROVAL FROM HAWAII FUNDING LLC PURSUANT TO THE AGREEMENT FOR THE PURCHASE AND SALE OF PROPERTY DATED ____, 2015 – YOUR FAILURE TO RESPOND TO THIS NOTICE WITHIN [__] BUSINESS DAYS SHALL BE DEEMED TO BE YOUR APPROVAL OF THE MATTERS SET FORTH HEREIN.

Title Agent means Title Guaranty of Hawaii, Inc., a Hawaii corporation, as agent for the Title Company.

Title Commitment has the meaning ascribed to it in Section 10.1 of this Agreement.

Title Company means First American Title Insurance Company.

Title Policy has the meaning ascribed to it in Section 10.1 of this Agreement.

Title Review Period shall mean the period commencing on the date that Seller or the Title Agent have delivered to Buyer the initial Title Commitment and ending sixty (60) days after such date.

Title Update has the meaning ascribed to it in Section 10.1 of this Agreement.

Unit means a physical or spatial portion of a Building designated for separate ownership or occupancy, the boundaries of which are described in the Condominium Documents, together with the undivided interest in the common elements appurtenant to such Unit, including without limitation the VOI Units and the Front Desk Unit.

Vacation Ownership Interest, or VOI, means a time share interest as defined by the Timeshare Act, which may include a fractional undivided tenant in common interest in a VOI Unit or a group of VOI Units, a nondeeded beneficial interest in a trust or any other form of timeshare ownership created pursuant to the Timeshare Plan as described in the Timeshare Documents.

Vacation Ownership Interest Unit, or VOI Unit, means a Unit in which Vacation Ownership Interests have been created or submitted to a Timeshare Plan pursuant to the Timeshare Documents. The VOI Units include all appurtenances to such units, as more fully described in the Timeshare Documents and the Condominium Documents, together with rights to use the common areas and the Recreation Facilities for the Project.

2.Purchase and Sale. Subject to and in accordance with the terms and provisions of this Agreement, including, without limitation, the rights and obligations set forth in Section 5 of this Agreement, Seller hereby agrees to sell to Buyer and Buyer hereby agrees to purchase all of the Units within the Project from Seller for the Purchase Price, including, without limitation, the undivided interests in the common areas appurtenant to the Units as described in the Condominium Documents, and any applicable easements, including easements for utilities and ingress and egress for the Project. Buyer and Seller also acknowledge that, subject to Section 5 hereof, unless Buyer is in default of any term, condition or covenant contained in this Agreement beyond any applicable notice and cure period set forth herein, (a) Buyer shall retain and have the exclusive right to market and sell Vacation Ownership Interests and related products and services in the Project, and Seller shall retain no rights with respect thereto, and (b) Buyer shall have an exclusive license to the Front Desk Unit and all limited common elements appurtenant thereto and to certain other portions of the common elements as the parties shall agree (e.g., location of signage) to conduct tours, check-in activities, association management, guest services and other marketing and sales activities of the

Timeshare Plan at the Project, pursuant to a license agreement to be agreed upon by the parties during the Feasibility Period (the “License Agreement”) and to be entered into between the parties at the Initial Closing. The License Agreement shall be cross-defaulted with this Agreement, so that the occurrence and continuance (beyond any applicable cure or grace period) of an event of default by Buyer under this Agreement shall constitute a default under both agreements. Following the occurrence and continuance of any such event of default, Seller shall have the right to terminate the License Agreement pursuant to the provisions thereof. In the event that the License Agreement is cancelled or terminated, Buyer or its designee shall retain and shall be granted with the vested rights, subject to Buyer or its designee paying to Seller or its designee Buyer’s pro rata share of all taxes, costs and expenses associated with the Front Desk Unit (including, without limitation, any assessments levied by the Condominium Association on the Front Desk Unit), pursuant to the terms of the Condominium Documents to (i) access and utilize the Front Desk Unit for check-in services for its guests, occupants and owners of the VOI Units; and (ii) conduct tours, check-in activities, association management, guest services and other marketing and sales activities of the Timeshare Plan in the Units Buyer has acquired. Seller shall deliver the specific Timeshare Plan check-in materials to Buyer’s guests, occupants and owners of the VOI Units in the form and manner as Buyer shall require and supply to Seller or its agent at Buyer’s sole expense. At the Initial Closing, in consideration for the rights granted to Buyer under the License Agreement, Buyer shall pay Seller a nonrefundable $4,000,000 fee (the “License Fee”).

2.1    Sprinkler Purchase Price Adjustment. The parties acknowledge and agree that the Purchase Price currently does not account for costs associated with a sprinkler system for the Buildings requested by Buyer. During the Feasibility Period, Seller will propose an adjustment to the Purchase Price due to such sprinkler system (“Sprinkler Purchase Price Adjustment”), and Buyer will, in its reasonable discretion and in a Timely Manner, approve or disapprove such Sprinkler Purchase Price Adjustment; provided, however, that (i) upon request, Seller will provide reasonable back-up documentation to support such Sprinkler Purchase Price Adjustment, and (ii) it shall be unreasonable for Buyer to disapprove the Sprinkler Purchase Price Adjustment solely because the Sprinkler Purchase Price Adjustment includes markups for the Contractor and Seller in amounts not to exceed 15% and 20%, respectively, of the costs associated with a sprinkler system for the Buildings; provided, that the up to 15% markup for the Contractor shall include both the Contractor’s fees and general conditions. Upon Buyer’s approval of a Sprinkler Purchase Price Adjustment, the sprinkler system shall be added to the scope of the Project as described on Exhibit C of this Agreement.

3.Seller’s Development and Construction.

3.1    Description of Improvements. Seller shall design and construct the entire Project as a single timeshare Condominium development. Each Building will contain varying square feet of gross usable area for the Units; provided, however, the Project shall contain the Units and amenities as set forth on Exhibit C. The Improvements will include no less than the number of parking spaces on the Property required by Applicable Law. Notwithstanding the foregoing, the Improvements, including exterior and interior design of the Buildings, the materials to be used, all fits and finishes, including, but not limited to, floor tile, carpeting, and all major appliances, the internal configuration of the Units, and the location and design of the parking structures and other common elements, and all other related common areas shall be constructed by Seller in accordance with the Final Plans. Notwithstanding anything in this Agreement to the contrary, Buyer shall be solely responsible for the items listed on Exhibit D (the “Furnishings”) and Seller shall have no obligation to provide any of the Furnishings or any other personal property for the Improvements other than those items that are identified in the Final Plans.

3.2    Buyer’s Approval Rights of Final Plans.

3.2.1    During the Feasibility Period, Seller shall prepare and deliver to Buyer the DD Documents for the Project substantially in accordance with the specifications described on Exhibit C to this Agreement. Prior to Seller’s submission of the DD Documents to Buyer, Seller shall, not less frequently than monthly (and during reasonable business hours), make its representatives available to Buyer via teleconference in order to provide Buyer with updates as to the status of Seller’s preparation of the DD Documents, and the approximate, anticipated timing for delivery thereof to Buyer. Within twenty (20) Business Days after the DD Documents are submitted to Buyer, Buyer shall provide written comments (the “DD Comments”) to Seller describing specific changes to be incorporated into the proposed Final Plans for the Project, and each of Buyer and Seller shall promptly thereafter make their representatives available for a meeting in person or via teleconference to discuss such DD Comments with the Architect. If either (i) such DD Comments are not provided to Seller during such twenty (20) Business Day period, (ii) such DD Comments materially alter the scope of the Project as described on Exhibit C to this Agreement, or (iii) such DD Comments result in a material net increase in the estimated, overall costs to complete the Project, Seller notifies Buyer that the DD Comments result in a material net increase in the estimated, overall costs to complete the Project and five (5) Business Days expire following such notice from Seller during which period Seller shall make available its representatives to Buyer at reasonable times to discuss the cost increases, then Seller, in Seller’s sole and absolute discretion, may terminate this Agreement. If (x) such DD Comments are provided to Seller during such twenty (20) Business Day period, (y) such DD Comments do not materially alter the scope of the Project described on Exhibit C to this Agreement, and (z) either such DD Comments do not result in a material net increase in the estimated, overall costs to complete the Project or Seller elects not to terminate this Agreement following the five (5) Business Day period required by this Section 3.2.1 following any notice to Seller that the DD Comments result in a material net increase in the estimated, overall costs to complete the Project, then Seller shall cause the Architect to prepare the Final Plans substantially in accordance with the DD Documents as modified by the DD Comments.

3.2.2    Following Seller’s receipt of the DD Comments, Seller shall, not less frequently than biweekly (and during reasonable business hours), make its representatives available to Buyer via teleconference in order to provide Buyer with updates as to the status of Seller’s preparation of the DD Documents, and the approximate, anticipated timing for delivery thereof to Buyer. Within ten (10) Business Days after the proposed Final Plans and a description of any inconsistencies or deviations between the proposed Final Plans and the DD Documents (as modified by the DD Comments), are submitted to Buyer, Buyer shall either approve or disapprove the proposed Final Plans by notice in writing to Seller (the “Buyer’s Approval/Disapproval Notice”); provided, however, that if the proposed Final Plans are disapproved by Buyer, then Buyer shall specify, in the Buyer’s Approval/Disapproval Notice, the reasons for its disapproval and the required modifications to make the proposed Final Plans acceptable to Buyer (“Buyer Required Changes”), which Buyer Required Changes shall not be inconsistent with the DD Documents as modified by the DD Comments. If either (i) the Buyer’s Approval/Disapproval Notice is not provided to Seller during such ten (10) Business Day period, (ii) such Buyer Required Changes are inconsistent with the DD Documents as modified by the DD Comments, or (iii) such Buyer Required Changes result in a material net increase in the estimated, overall costs to complete the Project, Seller notifies Buyer that the Buyer Required Changes result in a material net increase in the estimated, overall costs to complete the Project and five (5) Business Days expire following such notice from Seller during which period Seller shall make available its representatives to Buyer at reasonable times to discuss the cost increases, then Seller, in Seller’s sole and absolute discretion, may terminate this Agreement. If (a) the proposed Final Plans are disapproved by Buyer through the timely delivery of a Buyer’s Approval/Disapproval Notice, (b) the Buyer Required Changes are not inconsistent with the DD Documents as modified by the DD Comments, and (c) either such Buyer Required Changes do not result in a material net increase in the estimated, overall costs to complete the Project or Seller elects not to terminate this Agreement following the five (5) Business Day period required by this Section 3.2.2 following any notice to Seller that the Buyer Required Changes result in a material net increase in the estimated, overall costs to complete the Project, then Seller shall cause the Architect to modify the proposed Final Plans, which shall be re-submitted to Buyer, together with a description of any inconsistencies or deviations between the modified proposed Final Plans and the DD Documents (as modified by the DD Comments), for Buyer’s approval as provided in this Section 3.2.2. If Buyer approves the Final Plans through delivery of an Approval/Disapproval Notice, then, unless Seller chooses to terminate this Agreement pursuant to Section 4.2, Seller shall deliver written notice to Buyer of its approval of the Final Plans (the “Seller’s Approval Notice”). Upon delivery of the Seller’s Approval Notice, the Final Plans shall be certified and sealed by the Architect in favor of Buyer and Seller, and the Final Plans shall be attached hereto as Exhibit E by an amendment to this Agreement executed by the parties. At any time after Seller’s delivery of Seller’s Approval Notice, (x) Seller shall be permitted to make Nonmaterial Modifications to the Final Plans in Seller’s sole and absolute discretion, and (y) Seller shall be permitted to make any other modifications to the Final Plans subject to the prior written approval of Buyer, which approval shall be given or withheld in Buyer’s sole and absolute discretion in a Timely Manner.

3.2.3    Notwithstanding anything in this Agreement to the contrary, in the event (a) Seller does not deliver Seller’s Approval Notice prior to the end of the Feasibility Period and either party elects to terminate this Agreement in accordance with Section 4.2 or (b) Seller elects to terminate this Agreement in accordance with Section 4.3, then, within five (5) Business Days after any such termination, Buyer may elect, in its sole and absolute discretion, to assume the SunStone Kona PSA by providing written notice to Seller of such election and paying to Seller an amount (the “Expense Reimbursement Amount”) equal to the positive difference, if any, between (i) the amount of all third-party costs and expenses incurred by Seller with respect to the Property and (i.e., minus) (ii) the amount of the Fee paid through such date.  Upon such election by Buyer and, if applicable, payment to Seller of the Expense Reimbursement Amount, Seller shall deliver to Buyer an executed assignment of the SunStone Kona PSA, as well as assignments of all work product relating to the permitting, design, development and construction of the Project. The provisions of this Section 3.2.3 shall expressly survive the termination of this Agreement.

3.3    Responsibility for Design and Construction.

3.3.1    All design and construction of the Improvements shall be done in a good and workmanlike manner and in compliance, at the time of completion, with all Applicable Laws, including, without limitation, all building, life safety and health care codes and all Public Accommodations Laws, and in accordance with the Final Plans. Any provision contained in this Agreement to the contrary notwithstanding, and despite any requirements for Buyer’s approvals set forth in this Agreement, the parties acknowledge and agree that Seller shall be responsible and liable for the proper design and construction of all Improvements and other related work.

3.3.2    In addition to inspection rights provided in Section 3.6, Buyer and its agents or employees shall have access to the Property and, upon written request from Seller, which may be made by Seller in its sole and absolute discretion, Buyer shall in good faith inspect the construction work upon Seller’s completion of a Construction Milestone to determine that the Construction Milestone is acceptable to Buyer and consistent with the Final Plans (such inspection, at Buyer’s request, to be conducted in the presence of Seller or its representative, the Architect and the Contractor); provided, (i) such written request from Seller shall include written sign-off of the completion of such Construction Milestone from a third-party such as a construction consultant, the Architect, or the Contractor and (ii) if the work completed associated with a Construction Milestone is not consistent with the Final Plans, Buyer shall in good faith deliver, no later than ten (10) Business Days after the Buyer’s receipt of the applicable written notice from Seller, a written notice to Seller specifying the reasons such work is not acceptable to Buyer, the manner in which such work is not consistent with the Final Plans, and a punch list relating to the Construction Milestone; provided, however that the failure of Buyer to provide such written notice to Seller shall not relieve Seller of Seller’s obligation to cause the Project to be constructed and delivered in accordance with the Final Plans. Notwithstanding the foregoing, during any inspection of the Project, Buyer shall use commercially reasonable efforts not to interfere unreasonably with or delay work in progress. The “Construction Milestones” are described on Exhibit F attached hereto and made a part hereof by this reference.

3.4    Permitting. Seller shall use commercially reasonable efforts to diligently pursue and achieve all Permitting Requirements. Seller will update Buyer in writing, not less often than monthly, as to the status of the permitting process. Seller shall use commercially reasonable efforts to provide Buyer and its counsel the opportunity to participate in any material meetings, discussions, or correspondence with governmental authorities with respect to the permitting process, and Seller shall use commercially reasonable efforts to provide reasonable notice to Buyer of any such material meetings, discussions, or correspondence so to ensure an opportunity for the Buyer to participate.

3.5    Construction Schedule.
3.5.1    Within thirty (30) days after the Effective Date, Seller will submit to Buyer a non-binding construction schedule. Seller will advise Buyer in writing, not less often than monthly, as to the status of the construction of the Improvements. No later than ten (10) days prior to the expiration of the Feasibility Period, Seller shall deliver a final construction schedule for the Improvements to Buyer (the “Final Construction Schedule”). To the extent possible and commercially reasonable, the Final Construction Schedule shall contemplate, and Seller shall construct the Project in accordance with such Final Construction Schedule in order to allow for, the completion and delivery of successive Buildings in a contiguous manner.
3.5.2    Seller shall (i) Commence Construction no later than thirty (30) days after the later of (a) the final day of the Feasibility Period, (b) the delivery of the Seller’s Approval Notice, and (c) the satisfaction of any Permitting Requirements and other required construction permits necessary to Commence Construction, and (ii) subject to the following sentence, substantially complete construction of (w) the first Building and the Reception Center no later than ten (10) months after the commencement thereof by Seller (the “First Building Deadline”), (x) the Recreation Facilities no later than sixty (60) days after the Initial Closing, (y) 30% of the Units no later than nine (9) months after the First Building Deadline (the “Intermediate Building Deadline”), and (z) the entire Project no later than eighteen (18) months after the Initial Closing (the “Final Building Deadline”).
3.5.2.1    Notwithstanding anything in this Agreement to the contrary, if, following the expiration of the Feasibility Period, (A) Buyer fails to approve or disapprove any new Key Construction Document within five (5) Business Days of written notice from Seller to Buyer requesting such approval, the construction deadlines set forth in Section 3.5 shall be extended one day for each additional day or portion thereof beyond such five (5) Business Day period until Buyer approves (including deemed approval, as applicable) or disapproves such new Key Construction Document, or (B) Buyer fails to approve or disapprove any amendment or modification to a Key Construction Document within three (3) Business Days of written notice from Seller to Buyer requesting such approval, then the construction deadlines set forth in Section 3.5.2 shall be extended one day for each additional day or portion thereof beyond such three (3) Business Day period until Buyer approves (including deemed approval, as applicable) or disapproves such amendment or modification to a Key Construction Document; provided, however, that this Section 3.5.2.1 shall not relieve Buyer of Buyer’s obligation to respond in a Timely Manner to any written notice from Seller requesting approval of a Key Construction Document.
3.5.2.2    In the event Seller fails to complete construction of the first Building and the Reception Center by the First Building Deadline, Seller shall be entitled to a ninety (90) day period beyond the First Building Deadline to complete construction of the first Building and the Reception Center; provided, however, that the total Purchase Price due for all Units to be acquired at the Initial Closing shall be reduced by an amount equal to $5,500.00 for each day of delay, except to the extent that such delay is the result of a Force Majeure event as described in Section 24.15 below or a delay caused by Buyer.
3.5.2.3    In the event Seller fails to complete construction of 30% of the Units by the Intermediate Building Deadline, Seller shall be entitled to a ninety (90) day period beyond the Intermediate Building Deadline to complete construction of 30% of the Units; provided, however, that the total Purchase Price due for all Units to be acquired at the next Closing following the Intermediate Building Deadline shall be reduced by an amount equal to $5,500.00 for each day of delay, except to the extent that such delay is the result of a Force Majeure event as described in Section 24.15 below or a delay caused by Buyer.

3.5.2.4    In the event Seller fails to complete construction of the entire Project by the Final Building Deadline, Seller shall be entitled to a ninety (90) day period beyond the Final Building Deadline to complete construction of the Project; provided, however, that the total Purchase Price due for all Units to be acquired at the final Closing shall be reduced by an amount equal to $5,500.00 for each day of delay, except to the extent that such delay is the result of a Force Majeure event as described in Section 24.15 below or a delay caused by Buyer.
3.5.2.5    Seller shall not be considered in breach or default of this Agreement for a failure to complete construction of the first Building and the Reception Center or the entire Project until the ninety (90) day periods set forth in Sections 3.5.2.2, 3.5.2.3 and 3.5.2.4 have expired and, thereafter, Seller shall be entitled to the cure rights, and Buyer shall be entitled to all remedies available to Buyer, as set forth in Section 17.1 in the event Seller fails to complete construction of the applicable Improvements within the ninety (90) day periods set forth in Sections 3.5.2.2, 3.5.2.3 and 3.5.2.4.
3.6    Buyer Construction Inspection and Punch List. Buyer and its agents or employees shall have access to the Property during reasonable business hours and the right to inspect the construction of the Improvements during the course of construction and after construction of each Building is substantially complete, including the right to conduct inspections of the Improvements together with the Seller, the Architect and the Contractor. Buyer shall give Seller reasonable advance notice of such inspections and such inspections shall not unreasonably interfere with Seller’s construction of the Improvements. Seller shall cause the Architect to deliver a certification to Buyer certifying that the Improvements comply with all Applicable Laws, including, without limitation, all building, life safety and health care codes and all Public Accommodations Laws, and have been constructed in accordance with the Final Plans.
Buyer shall conduct a walk-through inspection with Seller or its representative, the Architect and the Contractor in order to develop and deliver to Seller a punch list as soon as reasonably practical after Seller notifies Buyer in writing that construction of a Building is substantially complete. Buyer’s final inspection of the construction of any such Building shall be accomplished by Buyer (together with Seller, the Architect and the Contractor) promptly after Seller notifies Buyer that the construction of such Building is substantially complete, but no later than ten (10) Business Days after Seller notifies Buyer that the final and unconditional certificate of occupancy for the Building has been issued. After reasonable consultation with the Architect and the Contractor, Buyer will develop and deliver to Seller a final punch list within five (5) Business Days after the final inspection of such Building, including a good faith estimate of the cost to complete the items on the punch list. Seller shall use its best efforts to complete all punch list items prior to the Closing for such Building but if any such items have not been completed prior to the applicable Closing, then Seller and Buyer shall jointly authorize and instruct the Escrow Agent to hold back from the Closing proceeds an amount equal to one hundred fifty percent (150%) of the estimated cost of completion of all remaining punch list items for such Building. If Seller completes all punch list items to Buyer’s reasonable satisfaction within the thirty (30) day period following Closing, Buyer shall so notify Escrow Agent and Seller and Escrow Agent shall pay the amounts attributable to such punch list items out of the escrowed funds to Seller on the thirtieth (30th) day following the applicable Closing. If Seller fails to complete all punch list items to Buyer’s reasonable satisfaction within such thirty (30) day period, Buyer shall notify Escrow Agent and Seller of all incomplete punch list items and Escrow Agent shall pay all such escrow funds to Buyer, less the cost listed on the punch list for each of the items actually completed by Seller. Seller shall be deemed to have completed the punch list items to Buyer’s reasonable satisfaction unless Buyer notifies Escrow Agent and Seller of any incomplete punch list items prior to the expiration of the thirty (30) day period following Closing. Notwithstanding the foregoing, if the punch list item is of such a character as to require more than thirty (30) days to cure, and provided that Seller has commenced efforts to complete such punch list items within such thirty (30) day period and Seller is diligently pursuing such efforts to completion, then Seller shall have an additional thirty (30) days to complete such punch list items before Escrow Agent shall pay all such escrow funds to Buyer in accordance with the preceding sentence. The portion of the retained amount paid to Buyer shall be free and clear of any claims of Seller or any third parties and may be used by Buyer to complete the punch list items not completed by Seller at the time of disbursement to Buyer of the escrowed funds if the escrowed funds are so disbursed to Buyer.

3.7    Purchase Price. Buyer agrees to close on a Building by Building basis as Seller completes each Building. After the Initial Closing, all subsequent Closings shall be scheduled not less than thirty days apart. The Purchase Price set forth herein shall not increase unless otherwise agreed to in writing by both parties prior to the close of the Feasibility Period or as otherwise specifically set forth herein.

3.8    [RESERVED]

3.9    Easements. Seller may provide Owner reasonable access and utility easements and rights over and across the Property to enable Owner to develop Owner’s adjacent land and Buyer will cooperate with Seller’s efforts to establish such easements; provided, however, such easements shall not materially adversely affect Buyer’s intended use of the Property as Buyer shall determine in its reasonable discretion and Buyer shall not incur any expense in connection with such easements. Any documents granting or imposing such easements on the Property are subject to the prior written approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed.

3.10    Seller’s Debt Financing. In connection with Seller procuring third-party debt financing in connection with the Property (if any), (i) Buyer shall execute any documents in connection therewith reasonably requested by Seller, including, without limitation, a consent and/or acknowledgment to Seller’s collateral assignment of this Agreement to Seller’s lender, so long as such documents shall not adversely affect Buyer’s rights under this Agreement, and (ii) such financing shall (a) not prohibit Buyer from performing its obligations under this Agreement and (b) provide that this Agreement shall not be divested by foreclosure or other default proceedings related to such financing so long as Buyer shall not be in default under the terms of this Agreement beyond any applicable notice and/or cure period set forth herein. Buyer shall continue its obligations under this Agreement in full force and effect notwithstanding any such default proceedings related to any such financing and shall attorn to Seller’s lender, and their successors or assigns, and to the transferee under any foreclosure or default proceedings, so long as such lender or transferee (x) assumes all of Seller’s obligations under this Agreement, and (y) is an Institutional Lender or has demonstrated to the reasonable satisfaction of Buyer that it is creditworthy and has the financial wherewithal to cause the Project to be completed in accordance with the Final Plans as provided in this Agreement.

3.11    Approval of Contractor, Architect and Key Construction Documents; Payment and Performance Bonds. Buyer shall have the right to approve, in its reasonable discretion and in a Timely Manner, the General Contractor, the Architect, the Engineer and any replacements of any of them prior to Seller engaging any of them, and to review and approve, in its reasonable discretion and in a Timely Manner, the Construction Contract and any other Key Construction Documents, including any applicable warranties which Buyer may require with respect thereto, prior to Seller’s execution of the Construction Contract or any other Key Construction Documents. Notwithstanding anything in this Agreement to the contrary, Buyer shall have no right to approve any amendment or modification to any Key Construction Document which Seller enters into (or intends to enter into) solely for the purposes of (i) modifying or altering the cost of the work to be performed under such Key Construction Document, or (ii) making conforming changes to such Key Construction Document which become necessary or advisable as a result of any Nonmaterial Modification to the Final Plans made by Seller. Seller shall provide in the applicable engagement contracts for the General Contractor, the Architect, the Engineer, the other Key Construction Documents, and any other contractors, subcontractors, architects, engineers and other design professionals for the Project entered into by Seller, that Buyer and its affiliates may also have reliance rights on all work product without additional charge. Without limiting the foregoing, in connection with any approval by Buyer of the Construction Contract, Seller shall be required to deliver to Buyer one or more payment and performance bonds in form and substance approved by Buyer, with General Contractor as principal, with a surety company reasonably acceptable to Buyer and licensed to do business in the State of Hawaii, as surety, which bonds shall guaranty all of the obligations of the General Contractor under the Construction Contract. Seller shall use commercially reasonable efforts to name any acquirer or acquirers of any or all of the Units, whether Buyer, a Third Party Purchaser, or otherwise, to be named as co-obligee of any such payment and performance bonds.

3.12     Buyer Predevelopment Costs; Credit Against Initial Closing and Subsequent Closings; Reimbursement Upon Certain Terminations. Prior to the Effective Date, Buyer has incurred certain third-party costs and expenses totaling $7,188.40 in connection with predevelopment activities for the Project (“Buyer’s Predevelopment Costs”), which the Parties acknowledge and agree is comprised of $4,188.40 to Pacific Atelier International, LLC for site plan revisions and $3,000 to Bills Engineering Inc. for hydraulic analysis. Notwithstanding anything to the contrary contained herein, Buyer’s Predevelopment Costs shall be credited against the Purchase Price due from Buyer at the Initial Closing and, if necessary, against the Purchase Price due from Buyer at each successive Closing until Buyer has received credits for the full amount of Buyer’s Predevelopment Costs.

4.SunStone Kona PSA; Feasibility Period; Termination.

4.1    Seller represents that it has (i) executed a purchase and sale agreement with Owner (the “SunStone Kona PSA”) on or prior to the Effective Date to purchase the Property upon which the Project shall be constructed, and (ii) furnished to Buyer a redacted copy of the SunStone Kona

PSA. Buyer acknowledges that Seller does not own the Property as of the Effective Date. Buyer’s and Seller’s obligations under this Agreement are contingent and conditioned upon Seller acquiring good and marketable title to the Property. If Seller fails to acquire good and marketable title to the Property in accordance with the terms of the SunStone Kona PSA and/or the SunStone Kona PSA terminates, then this Agreement automatically terminates unless otherwise agreed in writing by both Buyer and Seller.

4.2    During the period commencing on the Effective Date and ending upon February 29, 2016 (the “Feasibility Period”), Buyer shall conduct its due diligence regarding the suitability and feasibility of the Property for its intended use including without limitation, physical and environmental investigation, zoning and land use issues review, and title and document review. Seller agrees to cooperate by causing the Property and personnel with knowledge of the Property to be available to Buyer. Seller shall deliver to Buyer (a) the documents and materials identified on Exhibit G attached hereto as soon as practicable, but in no event later than five (5) Business Days after the Effective Date and (b) any other documents, materials and information in Seller’s possession, under Seller’s control or reasonably available to Seller relating to the Property that are reasonably requested by Buyer from time to time within five (5) Business Days after Buyer’s written request (collectively, the “Due Diligence Materials”). With permission from Owner, which Seller shall request upon notice from Buyer, Buyer shall be permitted to enter the Property during the Feasibility Period for the purpose of performing customary tests, surveys, inspections and other matters as required by Buyer to complete its due diligence. If (a) Seller’s Approval Notice has not been delivered prior to the final day of the Feasibility Period, (b) Seller fails to satisfy the Permitting Requirements and obtain all other required construction permits prior to the final day of the Feasibility Period (other than those Permitting Requirements that may be obtained after the Feasibility Period as set forth on Exhibit B), (c) Seller does not submit a Final Construction Schedule prior to the final day of the Feasibility Period, (d) the Condominium Documents are not duly executed and recorded prior to the final day of the Feasibility Period, or (e) Seller and Buyer fail to agree on the forms of the Condominium Management Agreement, the Sub-Management Agreement, the Assignment and Assumption of Condominium Management Agreement, the License Agreement, the Deed, the Partial Assignment of Declarant’s Rights, and the Final Assignment of Declarant’s Rights prior to the expiration of the Feasibility Period, then at any time after the final day of the Feasibility Period and prior to 5:00 p.m. (Eastern Time) on March 7, 2016 (the “Termination Outside Date”), either party may, in its sole discretion, terminate this Agreement upon written notice to the other party. If neither party elects to terminate this Agreement prior to the Termination Outside Date, then neither party shall thereafter have the right to terminate this Agreement pursuant to this Section 4. If (a) Seller’s Approval Notice has been delivered prior to the final day of the Feasibility Period, (b) Seller satisfies the Permitting Requirements and obtains all other required construction permits prior to the final day of the Feasibility Period (other than those Permitting Requirements that may be obtained after the Feasibility Period as set forth on Exhibit B), (c) Seller submits a Final Construction Schedule prior to the final day of the Feasibility Period, (d) the Condominium Documents have been duly executed and recorded prior to the final day of the Feasibility Period, and (e) Seller and Buyer agree on the forms of the Condominium Management Agreement, the Sub-Management Agreement, the Assignment and Assumption of Condominium Management Agreement, the License Agreement, the Deed, the Partial Assignment of Declarant’s Rights, and the Final Assignment of Declarant’s Rights prior to the expiration of the Feasibility Period, then neither party shall thereafter have the right to terminate this Agreement pursuant to this Section 4. Notwithstanding anything in this Agreement to the contrary, the Feasibility Period and the Termination Outside Date shall be deemed to have expired upon the first date when all of (a) through (e) of the preceding sentence has occurred. Notwithstanding anything in this Section 4 to the contrary, any other right to terminate extant under any other section of this Agreement shall be expressly preserved and governed by the terms of such other sections of this Agreement. Upon termination pursuant to this Section 4.2, the Agreement shall be deemed to be terminated, this Agreement shall be of no further force and effect and Buyer and Seller shall have no further rights, obligations or liabilities hereunder, except for the obligations which expressly survive termination.

4.3    Notwithstanding anything in this Agreement to the contrary, Seller may, in its sole discretion, terminate this Agreement by written notice to Buyer on or before the expiration of the Feasibility Period. Upon termination pursuant to this Section 4.3, the Agreement shall be deemed to be terminated, this Agreement shall be of no further force and effect and Buyer and Seller shall have no further rights, obligations or liabilities hereunder, except for the obligations which expressly survive termination.

5.Marketing; Right of First Refusal.

5.1    Marketing. Notwithstanding anything to the contrary in this Agreement, Seller shall be permitted to market and offer for sale to any third party (any such third party other than Buyer, a “Third Party Purchaser”), except for third parties principally engaged in the vacation ownership business, the Project or, if any Units have been delivered to Buyer, the entire remaining portion of the Project other than the Units previously delivered to Buyer (the “Remaining Portion”).

5.2    Right of First Refusal.     Prior to the acceptance of any offer from a Third Party Purchaser with respect to the Project or the Remaining Portion (the “Competing Offer”), Seller shall first make such identical offer available to Buyer. Buyer shall have fifteen (15) Business Days from receipt of the Competing Offer to indicate Buyer’s agreement to acquire the Project or the Remaining Portion on the identical terms of the Competing Offer or to permit the Project or the Remaining Portion to be sold free and clear of any interest of Buyer (the “ROFR”). Buyer shall be deemed to have approved the sale of the Project or the Remaining Portion to a Third Party Purchaser if Buyer fails to indicate Buyer’s agreement to acquire the Project or the Remaining Portion on the identical terms of the Competing Offer or to indicate Buyer’s approval of the sale of the Project or the Remaining Portion to the Third Party Purchaser within such fifteen (15) Business Day period. The ROFR shall be in effect from the Effective Date through the earlier of (i) the delivery of the final Units to Buyer, (ii) the termination of this Agreement, and (iii) the occurrence and continuance of a Buyer default of any term, condition or covenant contained in this Agreement beyond any applicable notice and cure period set forth herein.

6.Fee. In consideration for the rights granted to Buyer under this Agreement, Buyer shall pay Seller (a) an $800,000 fee within five (5) Business Days after the Effective Date, and (b) a $200,000 fee within five (5) Business Days after the Termination Outside Date if neither party elects to terminate this Agreement prior to the Termination Outside Date in accordance with Section 4

(collectively, the “Fee”). The Fee shall be nonrefundable unless (i) Seller (directly or indirectly) sells more than seventy-two (72) Units to one or more Third Party Purchasers (whether in a single transaction or a series of transactions), and (ii) Buyer is not in default of any term, condition or covenant contained in this Agreement beyond any applicable notice and cure period set forth herein, in which case, Seller shall be required to refund the Fee to Buyer within five (5) Business Days following the closing of the sale that results in more than seventy-two (72) Units having being sold to one or more Third Party Purchasers.

7.[RESERVED].

8.Buyer’s Use of the Project.

8.1    Condominium and Timeshare Documents; Condominium Management. Buyer shall prepare and complete the Condominium Documents and the Timeshare Documents at its sole cost and expense. The Condominium Documents and the Timeshare Documents shall be prepared as separate sets of documents governing the Project; provided, however, the Timeshare Documents shall be subordinate to the Condominium Documents in all respects. The Condominium Documents shall include, without limitation, the provisions set forth on Exhibit H attached hereto. Buyer shall provide copies of all proposed Condominium Documents to Seller for its review on or before ninety (90) days after the Effective Date, and Seller shall have the right to approve the Condominium Documents, which approval shall be in Seller’s sole and absolute discretion. Seller and its lender shall be required to cooperate (and shall use commercially reasonable efforts to cause Owner and its lender to cooperate) with Buyer, at Buyer’s sole cost and expense, in connection with the preparation and recordation of the Condominium Documents and Buyer’s efforts to timely obtain all required governmental approvals of the Condominium Documents and the Timeshare Documents. At Buyer’s request, Seller shall sign any necessary documents, joinders or subordinations reasonably required to evidence its approval of the Condominium Documents and to obtain all required governmental approvals of the Condominium Documents and the Timeshare Documents. Seller shall use commercially reasonable efforts to obtain all necessary consents to such Condominium Documents at Closing, as required.

8.2    Alternative Purchase of Project. If, prior to the end of the Feasibility Period, the Condominium Documents are unable to be recorded for whatever reason, Buyer and Seller agree that, notwithstanding any other provision of this Agreement, so long as neither Buyer nor Seller terminate this Agreement pursuant to Sections 4.2 or 4.3 hereof, Buyer shall, at its option and upon the Seller’s completion of the Project, purchase the Project for an amount equal to the total Purchase Price due for all Units plus the License Fee. For the purposes of this Section 8.2, “completion” means that all conditions to closing set forth in Section 9.1 shall have been met or waived by Buyer.

8.3    Management of the Project.

8.3.1    Condominium Management Agreement. The parties shall negotiate an agreement for the management of the Condominium Association and the common elements of the Condominium on commercially reasonable terms as agreed to by the parties during the Feasibility

Period (the “Condominium Management Agreement”). At the Initial Closing, Seller shall cause the Association to execute the Condominium Management Agreement with an affiliate of the Seller or its designee licensed in Hawaii as a real estate broker (the “Condominium Manager”). The Condominium Association shall approve an initial budget and subsequent budgets which shall include a management fee in an amount similar to other condominium projects managed by Buyer or its affiliates. The Condominium Management Agreement shall vest responsibility for management of the Condominium, the Condominium Association and common elements of the Condominium in the Condominium Manager. The Condominium Manager shall perform all of its obligations in the manner consistent with the provisions of the Condominium Management Agreement, the Condominium Documents, the provisions of the Condominium Act and Chapter 16-107, Hawaii Administrative Rules (collectively the “Condominium Law”) and such other laws and regulations as may apply, and in accordance with good practices and standards prevailing in the condominium property management industry for projects of comparable size and character, and subject to the terms and conditions set forth therein.

8.3.2    Timeshare Management Agreement. The Condominium Manager shall have no right or responsibility to manage the Timeshare Plan, the Timeshare Association or the interior of the VOI Units or their furnishings, and the Condominium Manager shall have no other liability, responsibility or obligation with respect to the Timeshare Plan or the Timeshare Association. Buyer or its designee (the “Timeshare Plan Manager”) shall have all responsibilities and obligations of day-to-day management of the Timeshare Plan and the Timeshare Association, including without limitation billing, collections, exchange company contracts and occupancy, management of the VOI Units, rental, reservation systems, foreclosure, lockout and all Timeshare Association governance matters and meetings as further described in the management agreement between the Timeshare Association and the Timeshare Plan Manager (the “Timeshare Management Agreement”). At the Final Closing, Seller shall cause the Condominium Manager to assign the Condominium Management Agreement to Buyer or its designee and Buyer shall assume or cause its designee to assume the Condominium Management Agreement pursuant to an Assignment and Assumption of Condominium Management Agreement (the “Assignment and Assumption of Condominium Management Agreement”). Subject to Buyer’s discretion and at its election, Seller covenants and agrees that it shall cause the Condominium Manager to terminate the Condominium Management Agreement in the event Seller defaults under this Agreement after expiration of any applicable notice and cure period.

8.3.3    Condominium Sub-Management Agreement. Concurrently with the execution of the Condominium Management Agreement, Seller shall cause the Condominium Manager to enter into a subcontract on commercially reasonable terms as agreed to by the parties during the Feasibility Period (the “Sub-Management Agreement”) with Buyer or with an affiliate of Buyer licensed in Hawaii as a real estate broker (the “Sub-Manager”). The parties intend that, unless Buyer is in default of any term, condition or covenant contained in this Agreement beyond any applicable notice and cure period set forth herein, the Sub-Manager shall provide or cause to be provided all services and personnel required to perform all obligations of the Condominium Manager under the Condominium Management Agreement, at all times in the manner consistent with the provisions of the Condominium Law and such other laws and regulations as may apply, and in accordance with good practices and standards prevailing in the condominium property management industry for projects of comparable size and character, and subject to the terms and conditions set forth therein. Seller shall guaranty the performance of Condominium Manager under the Condominium Management Agreement pursuant to the terms of the Sub-Management Agreement. Sub-Manager shall have the power and authority to manage the Condominium Association and the common elements of the Condominium on the same terms and conditions as set forth in the Condominium Management Agreement. The Sub-Management Agreement shall be cross-defaulted with this Agreement, so that the occurrence and continuance (beyond any applicable cure or grace period) of an event of default by Seller or Buyer under this Agreement shall constitute a default under both agreements. Following the occurrence and continuance of any such event of default, the non-defaulting party shall have the right to terminate the Sub-Management Agreement and, if Seller is in default, Seller shall also terminate the Condominium Management Agreement pursuant to the provisions described in the Sub-Management Agreement. The Sub-Management Agreement shall also contain a covenant of non-compete applicable to Buyer, Sub-Manager and their respective affiliates barring Buyer, Sub-Manager and their respective affiliates from entering into any management contract or subcontract with the Condominium Association (other than the Sub-Management Agreement) for a period of two (2) years from the later of (i) the termination of the period of developer control of the Condominium Association in accordance with Section 514B-106, Hawaii Revised Statutes, and (ii) the date of termination of the Sub-Management Agreement; provided that such covenant of non-compete shall no longer be effective upon (A) the consummation of the final Closing contemplated under this Agreement, or (B) the occurrence and continuance of a Seller default under this Agreement or the Sub-Management Agreement beyond any applicable notice and cure period. The Sub-Management Agreement shall require that Buyer, Sub-Manager and Co-Acquirer indemnify and hold Seller and Condominium Manager harmless from any and all claims, liabilities, losses and damages suffered or incurred by Seller or Condominium Manager arising from or related to the acts or omissions of Sub-Manager in the performance, failure of performance, or non-performance of Sub-Manager’s duties under the Sub-Management Agreement. The Sub-Management Agreement shall also require that Seller and Condominium Manager indemnify and hold Buyer, Sub-Manager and Co-Acquirer harmless from any and all claims, liabilities, losses and damages suffered or incurred by Buyer, Sub-Manager or Co-Acquirer arising from or related to the acts or omissions of Condominium Manager in the performance, failure of performance, or non-performance of Condominium Manager’s duties under the Condominium Management Agreement to the extent not otherwise performed by Sub-Manager.

8.3.4    Appointment of Board. Seller shall appoint and remove officers and the members of the board of directors of the Condominium Association during the term of this Agreement in the ordinary course exercise of Seller’s developer’s or owner’s rights under Applicable Law and the Condominium Documents. Seller may, but shall not be required to, appoint employees of Buyer or any of Buyer’s affiliates as officers and/or members of the board of directors of the Condominium Association. If Seller elects to appoint employees of Buyer or any of Buyer’s affiliates as officers and/or members of the board of directors of the Condominium Association, Buyer and Co-Acquirer shall indemnify and hold Seller and Condominium Manager harmless from any and all claims, liabilities, losses and damages suffered or incurred by Seller or Condominium Manager arising out of or related to the acts or omissions of directors and officers appointed by Seller in accordance with this Section 8 except to the extent Seller or Condominium Manager actually recovers insurance proceeds with respect to any such claims, liabilities, losses, and damages.

Notwithstanding the foregoing to the contrary, (a) Seller and Condominium Manager have no obligation to obtain or maintain any insurance with regard to the acts or omissions of directors and officers appointed by Seller in accordance with this Section 8, and (b) collection by judicial or legal process of such insurance proceeds shall not be a condition precedent to asserting or collecting such indemnification claim under this Agreement. If Seller or Condominium Manager subsequently receives insurance proceeds for any such claims, liabilities, losses, and damages, then Seller or Condominium Manager (as applicable) shall refund such indemnity payments to the Buyer or Co-Acquirer (as applicable) from such insurance proceeds to the extent that Seller or Condominium Manager (as applicable) has received benefits from both sources (i.e., payments of indemnity damages from the Buyer or Co-Acquirer and such insurance proceeds) in excess of the amount of indemnity damages incurred by or asserted against Seller or Condominium Manager.

9.Conditions Precedent to Closing. The following matters shall constitute conditions precedent to closing:

9.1    Conditions Precedent to Buyer’s Obligations to Close. The obligations and liabilities of Buyer to consummate each Closing hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to each Closing (or the date hereafter specified and continuing through such Closing), any of which may be waived by written notice from Buyer to Seller:

9.1.1    Seller shall have complied with and otherwise performed in all material respects each of the covenants and obligations of Seller set forth in this Agreement through the applicable Closing.

9.1.2    All representations and warranties of Seller set forth in this Agreement, including without limitation the representations and warranties contained in Section 11.2 of this Agreement shall be true and correct in all material respects as of the date of the applicable Closing.

9.1.3    Seller shall have provided Buyer with evidence that Seller has fee simple title to the Property.

9.1.4    Seller shall have obtained (i) a certificate from the Architect certifying to Buyer that the Improvements that are part of the scheduled Closing have been completed in accordance with the Final Plans, and (ii) a final and unconditional certificate of occupancy for all Improvements that are part of the scheduled Closing.

9.1.5    Seller shall have obtained (i) a certificate from the Architect certifying to Buyer that the Recreation Facilities and the Front Desk Unit have been completed in accordance with the Final Plans, and (ii) a final and unconditional certificate of occupancy for the Recreation Facilities and the Front Desk Unit, and Buyer and its designee, successors and assigns, including all of its Occupants, shall have the rights to use the Recreation Facilities which constitute common elements of the Condominium as described in the Condominium Documents and the Front Desk Unit in accordance with the License Agreement.

9.1.6    Seller shall have satisfied all Permitting Requirements.

9.1.7    Seller, at Seller’s expense, shall have obtained all applicable zoning and land use consents, permits, licenses, and approvals and any other governmental action required for timeshare to be a permitted use of the Property.

9.1.8    Each of the agreements or documents noted in Section 8 of this Agreement which require approvals by Seller or third parties shall be executed, delivered, and recorded by Seller or such third party in accordance with the requirements of Section 8.

9.1.9    The Title Agent shall be irrevocably committed and authorized to issue the Title Policy on the Building and on each Unit in the respective Building that is part of the scheduled Closing and on the Recreation Facilities for the final Closing in accordance with the requirements of Section 10 below.

9.1.10    Seller shall cause to have delivered to Buyer the “as-built” Survey in accordance with the requirements of Section 10 below.

9.1.11    Seller shall have received written confirmation that the Property need not be further subdivided into a separate legal lot or parcel in accordance with all applicable subdivision laws to permit the conveyancing of the Property on a Building by Building basis in accordance with this Agreement.

9.1.12    Seller shall have delivered, or cause to be delivered (i) all of Seller’s Closing Documents described in Section 13 of this Agreement; and (ii) any other documents contemplated to be executed by Seller at the times set forth herein.

9.1.13    Seller shall have delivered, or cause to be delivered, an agreement from construction lender and/or General Contractor pursuant to which any of their interests in the property are subordinated to the Condominium Documents.

9.1.14    Seller and Escrow Agent shall have executed the Holdback Escrow Agreement.

9.2    Conditions Precedent to Seller’s Obligations to Close. The obligations and liabilities of Seller to consummate each Closing hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to each Closing (or the date hereafter specified and continuing through such Closing), any of which may be waived by written notice from Seller to Buyer:

9.2.1    Seller shall have achieved all Permitting Requirements.

9.2.2    Buyer shall pay the Purchase Price for each Unit to be acquired by Buyer at the applicable Closing and other charges required to be paid by Buyer at the applicable Closing, subject to adjustments, prorations and other credits described in Section 16 of this Agreement or elsewhere in this Agreement.

9.2.3    All representations and warranties of Buyer set forth in Section 11.1 of this Agreement shall be true and correct in all material respects as of the date of the applicable Closing.

9.2.4    Buyer shall have delivered, or cause to be delivered, (i) all of Buyer’s Closing Documents described in Section 14 of this Agreement; and (ii) any other documents contemplated to be executed by Buyer at the times set forth herein.

9.2.5    Buyer shall have paid the Fee.

9.2.6    Buyer shall pay the License Fee at the Initial Closing.

10.Title to the Property, Survey, and UCC Searches. Seller shall convey to Buyer (or Buyer’s designee) good and marketable fee simple title free and clear of all liens other than and subject only to the Permitted Exceptions, to the Units, including, without limitation, the undivided ownership interest in the common elements appurtenant thereto, by multiple deeds. Seller shall convey to Buyer (or Buyer’s designee) good and marketable fee simple title free and clear of all liens other than and subject only to the Permitted Exceptions, to the Front Desk Unit at the final Closing, including, without limitation, the undivided ownership interest in the common elements appurtenant thereto and the exclusive right to use, occupy and enjoy the limited common elements appurtenant to the Front Desk Unit. Seller shall be responsible for all actions necessary to comply with subdivision laws, regulations and statutes, if further subdivision of the Property is necessary in light of the separate Building conveyancing.

10.1    Title Commitment and Title Policy.

10.1.1    On or before the thirtieth (30th) day after the Effective Date of this Agreement, Seller shall cause the Title Agent to deliver to Buyer the Title Company’s pro-forma commitment (the “Title Commitment”) to issue to Buyer (or Buyer’s designee), upon (a) the recording of the Deed(s) conveying title to the Property containing the Buildings (and the Units contained therein) and the Recreation Facilities (as to those certain portions of the Recreation Facilities which constitute Units) from Seller to Buyer, (b) the payment of the Purchase Price for each respective timeshare residential Unit that is part of the scheduled Closing, and (c) the payment to the Title Company of the policy premium therefor, an ALTA owner’s policy of title insurance, insuring good and marketable fee simple record title to the portion of the Property containing each Building (and each Unit contained therein) that is part of a scheduled Closing and on the Recreation Facilities (as to those certain portions of the Recreation Facilities which constitute Units) for the final Closing with all endorsements required by Buyer (provided that obtaining such endorsements shall not be a condition to Buyer’s obligation to close hereunder), in the amount of the Purchase Price for the timeshare residential Units in the Building that is part of the scheduled Closing and subject only to the Permitted Exceptions (the “Title Policy”). An actual Title Commitment shall be issued thirty

(30) days prior to each scheduled Closing for the portion of the Property containing each Building (and each Unit contained therein) that is part of the scheduled Closing in the amount of the Purchase Price for the timeshare residential Units in such Buildings (each, a “Title Update”) and shall not expire or shall be extended from time to time until the applicable Closing Date. The Title Commitment and Title Policy shall be issued in compliance with Hawaii law.

10.1.2    If Buyer determines that there are matters identified in the Title Commitment that are unacceptable to Buyer, Buyer shall notify Seller, in writing, of such objections prior to the expiration of the Title Review Period and Seller shall have the right, within five (5) Business Days from receiving such notice (“Seller Response Period”), to elect: (i) to cure the title defect at Seller’s cost and expense, or (ii) not to cure such defect. Seller’s failure to notify Buyer in writing within the stated time frame shall be deemed Seller’s election not to cure. If Seller elects to cure, Seller shall do so prior to the applicable Closing for the portion of the Property affected by any such title defect. If Seller elects or is deemed to have elected not to cure, then Buyer shall be entitled to terminate this Agreement by delivering written notice to Seller of such election within five (5) Business Days of the expiration of the Seller Response Period, and this Agreement shall be of no further force and effect and Buyer and Seller shall have no further rights, obligations or liabilities hereunder, except for the obligations which expressly survive termination. If Buyer fails to timely notify Seller of any title objection or defect pursuant to this Section 10.1, or Seller elects or is deemed to have elected not to cure any such objection or defect and Buyer does not terminate this Agreement and elects to proceed with the applicable Closing, then such title objection or defect shall be deemed a Permitted Exception. Notwithstanding the foregoing, Buyer shall not be required to object to monetary liens or encumbrances or real property taxes due and payable, and the parties agree that (i) such items shall not be or be deemed to be Permitted Exceptions and (ii) Seller shall be required to satisfy or otherwise procure the release of such items applicable to the portion of the Property that is part of a scheduled Closing at or before each Closing. If any Title Update identifies any matters which do not appear in the pro-forma Title Commitment or any previous Title Update and were placed on such Property after the date of the Title Commitment or previous Title Update, Buyer shall have the right to object to such new or different matters in writing prior to any Closing and Seller shall cure such matters if caused by Seller prior to such Closing.

10.2    Survey. Seller, at Seller’s sole cost and expense, shall deliver to Buyer and the Title Company a Survey of the Property prepared by a Hawaii licensed surveyor and certified no later than ninety (90) days prior to the effective date of the Title Commitment (the “Initial Survey”). The Initial Survey shall be certified to the Title Agent, the Title Company, Owner, Buyer (or Buyer’s designee) and Buyer’s lender, if applicable, in accordance with the then-current minimum standard detail requirements for ALTA/ASCM land title surveys or such other form as the Buyer and/or the Title Company may reasonably require or approve. The Initial Survey shall show the location of all Improvements, all encroachments of any improvements onto adjoining properties, easements, set‑back lines or rights-of‑way, all encroachments of adjacent improvements on to Property, and any other matters reasonably requested by Buyer, the Title Agent or Title Company. Seller shall pay the cost of the Initial Survey and all updates thereto required by the Title Company; provided that Buyer shall pay the cost of any Survey updates or re-certifications strictly related to Buyer’s condominium or timeshare filings for the Property (if any). Seller acknowledges that updated or new “as-built” Surveys shall be required following Seller’s completion of construction of the

Improvements prior to each Closing in order to enable the Title Company to insure the title to the Property in the manner required by Section 10.1 and Seller agrees to furnish as-built Surveys as required by the Title Company or the Seller’s construction lender, at Seller’s expense, to Buyer and the Title Company no later than thirty (30) days prior to each Closing. If the Initial Survey indicates any matter to which Buyer objects, Buyer shall notify the Seller in writing of any such objections or exceptions (the “Survey Exceptions”) prior to the expiration of the Title Review Period. If any updated Survey indicates any new matter not shown on the Initial Survey to which Buyer objects, Buyer shall have until the later of (i) the expiration of the Feasibility Period, or (ii) ten (10) Business Days following Buyer’s actual receipt of such Survey in which to notify the Seller in writing of any such objections or exceptions (the “New Survey Exceptions”). Survey Exceptions and New Survey Exceptions shall be considered as defects in title and the Seller shall have the same rights and duties relating to the remedy of such Survey Exceptions and New Survey Exceptions as are provided in Section 10.1.2 above pertaining to the remedy of title defects. The procedures relating to the raising and curing of Survey Exceptions and New Survey Exceptions shall be the same procedures as are provided in Section 10.1.2 above pertaining to title defects.

10.3    UCC Searches. Seller, at its sole cost and expense, shall obtain and deliver to Buyer, or cause the Title Company to deliver to Buyer, at least ten (10) days prior to each Closing, current searches of all Uniform Commercial Code financing statements and federal tax liens filed with the Secretary of State of Hawaii and in the official records of the State of Hawaii or elsewhere with respect to Seller or the portion of the Property that is part of the scheduled Closing. If any of such searches reveals claims or liens encumbering the portion of the Property that is part of a scheduled Closing, then it shall be a condition precedent to such Closing in favor of the Buyer that such financing statement(s) or tax liens be terminated, released or discharged by Seller at or prior to such Closing.

11.Representations and Warranties of the Parties.

11.1    Buyer’s Representations to Seller. Buyer hereby makes the following representations and warranties to Seller, each of which shall be true and correct as of the date hereof and through and as of the date of each Closing:

11.1.1    Authorization. Buyer is a duly organized and validly existing entity in good standing and Buyer or its designee has or will register for authorization to do business in Hawaii, if required by applicable state, county or municipal law.

11.1.2    Valid and Binding Agreement. This Agreement has been duly authorized and executed on behalf of Buyer and all necessary action on the part of Buyer to authorize the transactions herein contemplated has been taken, and no further action will be necessary for such purpose. This Agreement constitutes the valid and binding agreement of Buyer, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditor’s rights.

11.1.3    Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) be in violation of any other agreements to which Buyer is bound, (ii) conflict with or result in the breach or violation of any law, regulation, writ, injunction or decree of any court or governmental instrumentality applicable to Buyer, or (iii) constitute a breach of any evidence of indebtedness or agreement of which Buyer is a party or by which Buyer is bound.

11.1.4    No Litigation. There are no actions, suits, or proceedings pending or, to the best of Buyer’s knowledge, threatened by any organization, person, individual, or governmental agency against Buyer which would prevent or impair Buyer’s ability to perform its obligations under this Agreement.

11.1.5    OFAC Compliance. None of Buyer or its members or principals is: (A) currently listed on the Specially Designated Nationals List (“SDN List”) or any similar list maintained by the Office of Foreign Assets Control (“OFAC”) at the United States Department of the Treasury; (B) owned or controlled, directly or indirectly, by a Person who is listed on the SDN List or any similar list maintained by OFAC; (C) a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of U.S. law, regulation, or executive order; or (D) incorporated in any country subject to U.S. country-based economic sanctions whereby conducting transactions with that Person would be in violation of any applicable law, rule, or regulation. Buyer has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times.

11.1.6    Anti-Corruption Laws. In connection with the acquisition of the Project, Buyer shall comply with all requirements of law relating to money laundering, anti-terrorism, bribery, corrupt practices, trade embargos and economic sanctions, now or hereafter in effect (including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010) and shall immediately notify Seller in writing if it becomes aware that any of the foregoing representations, warranties, or covenants are no longer true or have been breached or if the Buyer has a reasonable basis to believe that they may no longer be true or have been breached.

11.2    Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Buyer, each of which shall be true and correct as of the date hereof and through and as of the date of each Closing; provided, however, that any representations and warranties which relate to the Project or a portion thereof shall only be deemed made or re-made by Seller with respect to the portions of the Project that are owned by Seller as of the date of each Closing:

11.2.1    Authorization. Seller is a duly organized and validly existing limited liability company in good standing in its state of origin, and has registered for authorization to do business in Hawaii, if required by applicable state, county or municipal law.

11.2.2    Valid and Binding Agreement. This Agreement has been duly authorized and executed on behalf of Seller and all necessary action on the part of Seller to authorize the transactions herein contemplated has been taken, and no further action is necessary for such purpose. This Agreement constitutes the valid and binding agreement of Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditor’s rights.

11.2.3    Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) be in violation of any agreements to which Seller is bound, (ii) conflict with or result in the breach or violation of any law, regulation, writ, injunction or decree of any court or governmental instrumentality applicable to Seller, or (iii) constitute a breach of any evidence of indebtedness or agreement of which Seller is a party or by which Seller is bound.

11.2.4    No Litigation. To the best of Seller’s knowledge, there are no actions, suits, or proceedings pending or, to Seller’s knowledge, threatened by any organization, person, individual, or governmental agency against, relating to or involving Seller and/or the Property. Seller is not aware, to the best of Seller’s knowledge, of any basis for any such action that would materially and adversely affect title to the Property or Buyer’s intended use of the Property.

11.2.5    Sunstone Kona PSA. Nothing in the Sunstone Kona PSA, including any obligations and undertakings of Seller thereunder, conflict with, affect, impair, or otherwise derogate any obligation and undertaking of the Seller hereunder.

11.2.6    [RESERVED].

11.2.7    Disclosures. To the best of Seller’s knowledge, as of the date of disclosure, all records, reports, and other documents prepared by Seller or under Seller’s supervision which have been or are to be delivered by Seller under this Agreement (including the Due Diligence Materials) are, or in the case of future deliveries, will be true, accurate, and complete in all material respects, and will fairly present the information to be provided in a non‑misleading manner, and to Seller’s best knowledge and belief, all records, reports, and other documents prepared by third parties which have been or are to be delivered by Seller under this Agreement (including the Due Diligence Materials) are, or in the case of future deliveries will be true, accurate and complete in all material respects, and will fairly present the information to be provided in a non-misleading manner.

11.2.8    Condemnation. To the best of Seller’s knowledge, no condemnation or other taking by eminent domain of the Property or any portion thereof has been instituted and there are no pending or threatened condemnation or eminent domain proceedings or proceedings in the nature or in lieu thereof affecting the Property that would materially adversely affect Buyer’s intended use of the Property.

11.2.9    Taxes. All taxes and assessments that accrue under ad valorem taxes, or special assessments, and are due prior to the date of any Closing will be paid by Seller at or prior to delinquency but in any event no later than such Closing.

11.2.10    Utilities and Services. All necessary utilities and adequate capacities are or will be available to service the Project, and Buyer, its designee, successors and assigns, including all Occupants, will have use of the Recreation Facilities, and access to public rights of way serving the Project.

11.2.11    Compliance with Building Codes and Public Accommodations Laws. All Improvements have been or shall be constructed in accordance with the Final Plans and all Applicable Law, including, without limitation, all local, state, and federal zoning and building codes and regulations and the Public Accommodations Laws, and Seller shall assign any and all warranties of any contractors, subcontractors and suppliers with respect to the Improvements that are part of any Closing to the benefit of Buyer (or Buyer’s designee).

11.2.12    Seller Not a Foreign Person. Seller is not a “foreign person” which would subject Buyer to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

11.2.13    Preservation of Rights. During the term of this Agreement, Seller will take such actions and expend such funds as may be necessary to preserve development agreements, concurrency rights, and other rights, licenses, and permits which are necessary to develop and use the Project in the manner contemplated by this Agreement, and shall not modify any agreements or permits which materially and adversely affect or materially and adversely limit Buyer’s rights under this Agreement without first obtaining Buyer’s written consent thereto, such consent not to be unreasonably withheld, conditioned or delayed. Additionally, during the term of this Agreement, Seller will not take any action or fail to take any action which materially and adversely affects Buyer’s proposed use of the Buildings for timeshare and the specified ancillary support purposes without the prior written consent of the Buyer, such consent not to be unreasonably withheld, conditioned or delayed.

11.2.14    Cooperation with Buyer. Seller shall assist Buyer or cause Owner to assist Buyer, at Buyer’s expense, in the approval process to timely obtain regulatory approval of the Condominium Documents and the Timeshare Documents and shall provide all information in Seller’s possession needed for and shall execute or cause to be executed the Condominium Documents and, if necessary, all applications for permits, licenses and approvals therefor; provided, however, Buyer shall have no obligation to pay for expenses incurred in connection with Seller’s review of such documents. Buyer shall be solely responsible for the proper and lawful organization, registration and sale of the VOIs and shall in all of its materials clarify that Buyer and not Seller nor Owner, is the organizer, register and sales entity for the VOIs. Buyer will indemnify and hold Seller harmless from any and all liabilities, claims, damages and costs arising out of Buyer’s sales organization, marketing, sales, service or management of the VOI Units and violations or claims of violations of any local, state or federal ordinance, law or regulations pertaining to the initial and future organization, marketing, sales service of management of the VOI Units.

11.2.15    Entitlements; Zoning, Etc.

11.2.15.1    There is no pending or proposed change in the zoning classification of the Property that would materially and adversely affect the Buyer’s intended use of the Property.
11.2.15.2    The parcel constituting the Property is a separate and distinct legal parcel.

11.2.16    Environmental Representations. To the best of Seller’s knowledge: (i) no Hazardous Materials, nor any other pollutants, toxic materials, or contaminants have been or prior to Closing shall be Released, stored, treated, generated, or allowed to escape on the Property; (ii) no asbestos or asbestos‑containing materials will be installed, used, incorporated into the Improvements; (iii) no polychlorinated biphenyls will be placed on or in the Property, in the form of electrical transformers, florescent light fixtures with ballasts, cooling oils, or any other device or form; (iv) no on-site containment, storage, treatment, or disposal facilities for Hazardous Materials, including, without limitation, underground storage tanks, sumps, fill and disposal areas, impoundments and subsurface structures has been or will be placed on the Property; (v) no investigation, administrative order, consent order and agreement, litigation, or settlement with respect to Hazardous Materials is proposed, threatened, anticipated or in existence with respect to the Property; and (vi) no permits are held or are required to be held nor are any registrations or notices required to be made with respect to the Property in its current condition under Environmental Laws. Seller hereby indemnifies Buyer and agrees to hold Buyer harmless from and against any loss, cost, damage, liability or expense due to or arising out of the breach of any representation or warranty contained in this Section.
11.2.17    Compliance with Labor Laws. In connection with the Project, Seller shall have complied with all Applicable Laws relating to labor and employment matters.
11.2.18    No Nuisance. Seller shall make no use of any portion of the Property that has not been conveyed to Buyer by way of a Closing, nor permit any activities to be conducted on any such portion of the Property, that is likely calculated to create or cause any unreasonable noise, dust, vibration, increased traffic or other nuisance. Notwithstanding the foregoing, Seller shall have the right to create and cause noise, dust, vibration, increased traffic and other nuisances created by and resulting from any work connected with or incidental to the development and construction of the Improvements, provided (i) such nuisance is reasonable in scope and a normal incidental part of construction and development activity and does not present health or safety hazards to Occupants, and (ii) Seller shall not have the right vis-à-vis Buyer to violate noise statutes, ordinances or regulations, either as to time or decibels, or to violate other construction-related laws, ordinances or regulations.
At each Closing, Seller shall reaffirm to Buyer that all such representations and warranties of Seller remain true and correct as of the date of such Closing, except for any changes in any such representations or warranties that occur and are disclosed by Seller to Buyer expressly and in writing at any time and from time to time prior to any such Closing upon their occurrence, which disclosures shall thereafter be updated by Seller to the date of the applicable Closing; provided, however, that any representations and warranties which relate to the Project or a portion thereof shall only be deemed made or re-made by Seller with respect to the portions of the Project that are owed by Seller as of the date of each Closing.

Notwithstanding the preceding paragraph, if there is any material change in any representations or warranties and Seller does not cure or correct such change prior to a Closing, Buyer may, at Buyer’s option, (i) close and consummate the transactions contemplated by this Agreement, or (ii) terminate this Agreement by written notice to Seller, whereupon and thereafter the parties hereto shall have no further rights or obligations except those that, by the express terms hereof, survive any termination of this Agreement; provided, however, regardless whether Buyer elects option (i) or (ii) above, Buyer shall, subject to the following provisions, have the right to seek monetary damages from Seller for any material changes in such representations and warranties caused by Seller or any such representations and warranties breached by Seller, and any defenses to such claims that are available to Seller are expressly reserved. In the event (x) there is a material change in any representations or warranties that is disclosed by Seller to Buyer expressly and in writing at any time and from time to time prior to any such Closing, and (y) Buyer elects to close and consummate the transactions contemplated by this Agreement, Seller shall have a reasonable amount of time, not to exceed the cure period set forth in Section 17.1.1 of this Agreement, to attempt to cure such change following such Closing, and Seller and its agents or employees shall have access to any portion of the Property conveyed to Buyer at any Closing as reasonably required by Seller to cure such change. If Seller elects not to undertake such cure efforts or is not successful in curing such change in a reasonable amount of time, then Buyer shall have the right to seek monetary damages from Seller for such material change in any representations or warranties.

Wherever the phrase “to the best of Seller’s knowledge” or any similar phrase stating or implying a limitation on the basis of knowledge appears in this Agreement, unless specifically otherwise qualified, such phrase shall mean only the actual knowledge of Mark Schwartz and, in the event Mark Schwartz is no longer associated with Seller and/or its affiliates, the individual(s) succeeding Mr. Schwartz on his duties with respect to the Project without any duty of inquiry, any imputation of the knowledge of another to such individuals, or independent investigation of the relevant matter by such individuals, and without any personal liability. Seller hereby represents that such individuals would have the knowledge of the applicable information.

12.Closing. Buyer and Seller acknowledge that there will be multiple Closings under this Agreement on a Building by Building basis as Seller completes each Building, and Seller shall execute and deliver a Deed for each such Closing to Buyer or its designee. Provided all of the conditions set forth in Sections 9.1 and 9.2 of this Agreement are fully satisfied or performed, or waived in writing, the consummation of the sale by Seller and purchase by Buyer of the Units and the rights described in Section 2 contained within any portion of the Project (each, a “Closing”) shall be held on or before (i) the twentieth (20th) day after final and unconditional certificates of occupancy have been issued for the initial Building and the Reception Center identified in the Construction Schedule and satisfaction of all conditions precedent specified herein (the “Initial Closing”); and (ii) the twentieth (20th) day after issuance of a final and unconditional certificate of occupancy for each additional Building and satisfaction of all conditions precedent specified herein. The Closings shall be held at the offices of the Title Agent or by mail or overnight courier service if Buyer so elects. The Title Agent and Seller shall give Buyer not less than twenty (20) days’ notice prior to any Closing. On or prior to the date of a Closing (each, a “Closing Date”), Buyer will deliver Buyer’s Closing Documents described in Section 14 (provided that all closing documents prepared by Seller are timely delivered to Buyer for execution at least five (5) Business Days prior to a Closing Date) and Seller will deliver Seller’s Closing Documents described in Section 13. The Purchase Price for each timeshare residential Unit within a Building at the Closing of each such Building plus the License Fee due at the Initial Closing shall each be paid by Buyer to Seller by cashier’s check or by wire transfer of immediately available United States funds, subject to prorations, adjustments, and credits as otherwise specified in this Agreement. The Title Agent shall record documents where appropriate and disburse funds on each Closing Date, and deliver the documents to the respective parties within five (5) days following a Closing and in accordance with the terms of this Agreement and separate joint escrow instructions prepared by Seller and Buyer (the “Escrow Instructions”). When the term “Closing” or other terms are used in this Agreement, such terms shall be interpreted to mean and refer to the applicable Closing and transfer of that portion of the Property to be carried out and consummated.

Notwithstanding anything to the contrary contained herein, with the exception of the final Closing, at each Closing Seller agrees to hold back from the Closing proceeds an amount (the “Holdback Amount”) equal to ten percent (10%) of the Purchase Price to be paid by Buyer at such Closing (such Holdback Amount being exclusive of any amount held back from such Closing proceeds pursuant to Section 3.6 hereof), which amounts shall be held by Escrow Agent in an interest bearing account (the “Holdback Account”) pursuant to a holdback escrow agreement to be negotiated and reasonably agreed to by Seller, Buyer and Escrow Agent prior to the initial closing (the “Holdback Escrow Agreement”); provided, however, that (i) when the amount in the Holdback Account reaches Six Million One Hundred Thousand and No/100 Dollars ($6,100,000.00), then no further amounts shall be held back from Closings, and (ii) Seller may, in its sole discretion, elect to receive one hundred percent (100%) of the Purchase Price to be paid by Buyer at any Closing and deposit a letter of credit with Buyer in the applicable Holdback Amount (or to increase a letter of credit previously deposited with Buyer by such Holdback Amount), provided that the issuing bank, and the form and substance, of any such letter(s) of credit (or any instruments increasing the amount of any such letter(s) of credit), are acceptable to Buyer, in Buyer’s reasonable discretion. Subject to and in accordance with the terms and conditions of this Agreement and the Holdback Escrow Agreement, concurrent with the final Closing, all amounts held in the Holdback Account shall be disbursed to Seller and any letters of credit deposited with Buyer pursuant to this Section 12 shall be released to Seller. Notwithstanding the foregoing (but subject to Section 17.1.1.2 hereof), if Buyer exercises its right to terminate this Agreement pursuant to Section 17.1.1.1 hereof, an amount equal to the lesser of (a) the sum of (1) the amount held in the Holdback Account plus (2) the aggregate amount of any letters of credit deposited with Buyer pursuant to this Section 12, and (b) the sum of the amount of Buyer’s actual damages as determined by a court of competent jurisdiction (“Buyer’s Damages”) resulting from Seller’s material default which gave rise to Buyer’s right to terminate this Agreement pursuant to Section 17.1 hereof, shall be disbursed to Buyer out of the Holdback Account and/or may be drawn down by Buyer against any letter of credit(s) deposited with Buyer, which amount shall be applied towards reimbursing Buyer for Buyer’s Damages, and no amounts shall be disbursed to Seller from the Holdback Account nor any letter of credit deposited with Buyer released to Seller, unless and until Buyer is fully reimbursed for Buyer’s Damages.

13.Seller’s Closing Documents. For and in consideration of, and as a condition precedent to Buyer’s payment of the Purchase Price, Seller shall obtain or execute, at Seller’s expense, and deliver to Title Agent no later than two (2) Business Days prior to each Closing Date, for delivery to Buyer at each Closing, the following documents all of which shall be duly executed, acknowledged, and notarized where required:

13.1    Deed(s). Two (2) originals of the Deed, duly executed by the then titled owner and in recordable form, conveying to Buyer (or Buyer’s designee or assignee) marketable fee simple title to each of the Units to be conveyed by such Deed, including the undivided common interests appurtenant to each Unit in the common elements of the Project, including the underlying land, to be conveyed to Buyer pursuant to the terms of this Agreement, together with all rights, memberships, easements, and appurtenances thereof, subject only to the Permitted Exceptions.  The Deed for the final Building Closing shall also convey to Buyer (or Buyer’s designee or  assignee) marketable fee simple title to all remaining Units, including the undivided common interests appurtenant to such Units in the common elements of the Project, including the under lying land (including, without limitation, the Recreation Facilities and any other common element areas) together with all rights, memberships, easements, and appurtenances thereof, subject only to the Permitted Exceptions.

13.2    Assignment of Licenses and Permits. Two (2) originals of an Assignment of Licenses and Permits, duly executed by Seller, assigning to Buyer all licenses, permits, authorizations and approvals required by law and issued by all governmental authorities having jurisdiction over the Project which relate to the Improvements and copies of all certificates issued by the local board of fire underwriters or other body exercising similar functions, if any, and a copy of each bill for current real estate taxes and condominium assessments, together with proof of payment thereof if any of the same have been paid.

13.3    Affidavit. One (1) original affidavit, duly executed by Seller, in form sufficient to cause the Title Company to remove the “standard exceptions” in a title insurance policy, including, but not limited to any lien, or right to lien, for services, labor, or materials heretofore or hereafter furnished, imposed by law and not shown among the public records, parties in possession and gap standard exceptions from the title commitment, and an updated certification of the survey to allow deletion of the standard survey and unrecorded easements exceptions.

13.4    Assignment of Warranties and Bonds. Two (2) originals of an Assignment of Warranties, duly executed by Seller, assigning to Buyer all warranties (the “Assigned Warranties”) from any contractors, subcontractors, suppliers and other third parties (collectively, the “Contractors”) affecting or relating to the Improvements, and documents sufficient to the Buyer, in its reasonable discretion, to show that Buyer, if applicable, is named co-obligee under any and all construction bonds or similar bonds obtained in connection with the Project.

13.5    Bill of Sale. Two (2) originals of a Bill of Sale, duly executed by Seller, containing full warranties of title conveying to Buyer marketable title to the personal property in the Improvements and/or on the Property in the form and substance reasonably acceptable to Buyer and Seller.

13.6    Seller’s Resolutions. A certified copy of resolutions and such other incumbency and other certificates and documents reasonably requested by Buyer, Title Agent and/or Escrow Agent to establish Seller’s authority to enter into this Agreement and the documents referenced herein and the transactions contemplated herein and therein, all certified as true and correct by an authorized signatory of Seller.

13.7    Seller’s Certificate. One (1) original of a certificate, duly executed by Seller, evidencing the reaffirmation of the truth and accuracy of Seller’s representations and warranties set forth herein, which representations and warranties will be updated as of the date of the applicable Closing with any changes that occur prior to such Closing.

13.8    FIRPTA Certificate. One (1) original of an executed affidavit that Seller is not a foreign entity in accordance with the provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

13.9    HARPTA Certificate. One (1) original of an executed affidavit that Seller is a “resident person” as described in Section 235-68, Hawaii Revised Statutes.

13.10    Certificates of Occupancy. Original final and unconditional certificates of occupancy for the Buildings that are part of the applicable Closing.

13.11    Keys. All of the keys to any and all doors or locks to the Improvements that are part of the applicable Closing.

13.12    Settlement Statement. An executed counterpart to a settlement statement mutually agreed upon by Buyer and Seller setting forth the amounts paid by or on behalf of and/or credited to each of Buyer and Seller pursuant to this Agreement.

13.13    Conveyance Tax Certificate. One or more Conveyance Tax Certificates for the Building, or the Units contained in the Building, duly executed by Seller.

13.14    Architect’s Certificate. One (1) original of an executed certificate of Seller’s architect to Buyer certifying that the Improvements that are part of the scheduled Closing comply with all Applicable Laws, including, without limitation, all building, life safety and health care codes and all Public Accommodations Laws.

13.15    Lien Releases. Lien releases, affidavits and other documents satisfactory to counsel for Buyer, indemnifying Buyer from all liability and expense, including attorneys’ fees, that Buyer may incur in connection with unfiled mechanics’ liens for any work completed or materials furnished at or about the Property prior to Closing. Without limiting the generality of the forgoing, the Seller shall also provide to Title Agent any and all lien waivers, indemnitees, and other assurances that Title Agent may require in order to permit it to issue a Title Policy to Buyer as to the Units conveyed insuring that title thereto is free and clear of all liens whatsoever, including, without limitation, any mechanic’s or materialmen’s liens.

13.16    Partial Assignment of Declarant’s Rights. One (1) original of an executed Partial Assignment of Declarant’s Rights assigning those certain declarant rights under the Condominium Documents as noted on Exhibit H relating to the Units conveyed to Buyer at each Closing to be recorded with the Deed (the “Partial Assignment of Declarant’s Rights”).

13.17    License Agreement. At the Initial Closing, two (2) originals of an executed License Agreement.

13.18    Condominium Management Agreement. At the Initial Closing, two (2) originals of an executed Condominium Management Agreement.

13.19    Sub-Management Agreement. At the Initial Closing, two (2) originals of an executed Sub-Management Agreement.

13.20    Final Assignment of Declarant’s Rights. At the final Closing, one (1) original of an executed Assignment of Declarant’s Rights assigning all declarant rights under the Condominium Documents to be recorded with the Deed for the Final Closing (the “Final Assignment of Declarant’s Rights”).

13.21    Assignment and Assumption of Condominium Management Agreement. At the final Closing, two (2) originals of an executed Assignment and Assumption of Condominium Management Agreement assigning all Condominium Manager’s rights under the Condominium Management Agreement.

13.22    Termination of Sub-Management Agreement. At the final Closing, two (2) originals of an executed Termination of Sub-Management Agreement.

13.23    Other Documents. Such other documents as may be reasonably requested by Buyer, Title Agent and/or Escrow Agent to effectuate any Closing of the Property hereunder.

14.Buyer’s Closing Documents. Buyer shall obtain or execute, at Buyer’s expense, and deliver to the Title Agent no later than two (2) Business Days prior to the Closing Date, for delivery to Seller at Closing, the following documents, all of which shall be duly executed and acknowledged where required:

14.1    Settlement Statement. An executed counterpart to a settlement statement mutually agreed upon by Buyer and Seller setting forth the amounts paid by or on behalf of and/or credited to each of Buyer and Seller pursuant to this Agreement.

14.2    Buyer’s Resolutions. A certified copy of resolutions and such other incumbency and other certificates and documents reasonably requested by Seller, Title Agent and/or Escrow Agent to establish Buyer’s authority to enter into this Agreement and the documents referenced herein and the transactions contemplated herein and therein, all certified as true and correct by an authorized signatory of Buyer.

14.3    Buyer’s Certificate. One (1) original of a certificate, duly executed by Buyer, evidencing the reaffirmation of the truth and accuracy of Buyer’s representations and warranties set forth in Section 11.1 hereof, which representations and warranties will be updated as of the date of the applicable Closing with any changes that occur prior to such Closing.

14.4    Conveyance Tax Certificate. One or more Conveyance Tax Certificates for the Units contained in the Building, duly executed by Buyer.

14.5    Partial Assignment of Declarant’s Rights. One (1) original of an executed Partial Assignment of Declarant’s Rights for the Units conveyed to Buyer at each Closing to be recorded with the Deed.

14.6    License Agreement. At the Initial Closing, two (2) originals of an executed License Agreement.

14.7    Sub-Management Agreement. At the Initial Closing, two (2) originals of an executed Sub-Management Agreement.

14.8    Final Assignment of Declarant’s Rights. At the final Closing, one (1) original of an executed Final Assignment of Declarant’s Rights to be recorded with the Deed for the Final Closing.

14.9    Assignment and Assumption of Condominium Management Agreement. At the final Closing, two (2) originals of an executed Assignment and Assumption of Condominium Management Agreement assigning all Condominium Manager’s rights under the Condominium Management Agreement.

14.10    Termination of Sub-Management Agreement. At the final Closing, two (2) original of an executed Termination of Sub-Management Agreement.

14.11    Other Documents. Such other documents as may be reasonably requested by Seller, Title Agent and/or Escrow Agent to effectuate any Closing of the Property hereunder.

15.Closing Costs. The costs of each Closing shall be allocated as follows:

15.1    Seller and Buyer shall each pay fifty percent (50%) of the conveyance tax imposed by the State of Hawaii upon the conveyance of the Property pursuant to this Agreement based upon the aggregate Purchase Price applicable to the portion of the Property being conveyed, and closing and recording fees.

15.2    Seller shall pay a portion of the premium for the owner title policy up to an amount equal to the cost of a Hawaii standard coverage title insurance policy all title search and examination expenses, and the cost of the Survey and all updates thereto required by the Title Company or the Seller’s construction lender in accordance with Section 10.2 of this Agreement.

15.3    Buyer shall pay the balance of the premium for the Title Policy, the fees for any endorsements to the Title Policy, recording fees associated with the Condominium Documents and the Timeshare Documents, and any costs associated with any Buyer financing. Buyer shall pay the cost of any Survey updates or re-certifications strictly related to Buyer’s condominium or timeshare filings for the Property (if any) in accordance with Section 10.2 of this Agreement.

15.4    Each party shall pay the cost of its own attorneys’ fees.

16.Pro-rations. The following items shall be prorated and/or credited between Seller and Buyer as of 12:01 a.m. on each Closing Date:

16.1    Property Taxes.

16.1.1    Real estate taxes and other taxes applicable to the portion of the Property that is part of a scheduled Closing for the year of the Closing shall be prorated based upon the official tax bill(s) for such year, if available. If tax bills for the year of Closing are not available on the Closing Date, an estimated proration shall be made at Closing based upon the last obtainable tax bills, taking into account known changes in value or millage, and taxes shall be reprorated upon the issuance of final bills therefor. Any amounts due from either party to the other shall be paid within ten (10) days of either party’s demand for adjustment or reimbursement. At each Closing, if not previously paid, Seller shall pay or provide for payment of all real estate taxes and assessments for all years prior to the year of Closing, and the Title Policy shall certify that all such taxes have been paid. If the Units or the Property are part of a larger tax parcel, each party’s estimated share of taxes for the year of Closing will be held in escrow by Escrow Agent in an interest bearing account with interest accruing to each party on the sums deposited by such party until bills for the Units are available, at which time the sums so held will be applied to the payment of such taxes.

16.1.2    All general and special governmental assessments applicable to the portion of the Property that is part of a scheduled Closing through the applicable Closing Date shall be paid by the Seller prior to or at such closing. Buyer shall pay all such assessments imposed after the Closing Date.

16.2    Utility Charges. Prior to any Closing, and with respect to any period prior to such Closing, Seller shall pay or cause to be paid all utility bills pertaining to the portion of the Property that is a part of such Closing and any other portions of the Property not previously acquired by Buyer. Subsequent to any Closing, Buyer shall be responsible for the payment of all bills for utilities furnished to all portions of the Property acquired by Buyer in connection with, or prior to, any such Closing. Notwithstanding the foregoing, (i) Seller shall pay or cause to be paid all utility bills pertaining to the Recreation Facilities with respect to any period prior to the Initial Closing, and (ii) Buyer shall pay or cause to be paid all utility bills pertaining to the Recreation Facilities with respect to any period from and after the Initial Closing. Seller and Buyer hereby agree to prorate as of midnight preceding the date of each Closing and pay their respective shares of all utility bills received subsequent to each Closing if they include a service period prior to the date of each such Closing. Seller shall be entitled to all deposits made by Seller to the utility providers prior to Closing, if any.
16.3    Other Prorated Items. Such other items constituting pro-rations as are normally made in connection with the sale of similar properties in the State of Hawaii shall be prorated at each Closing.

17.Default, Opportunity to Cure. In the event that Buyer has actual awareness and understanding that (a) certain facts and circumstances exist, and (b) that such facts and circumstances give rise to a material default or breach of representations, warranties, or other obligations under this Agreement, Buyer shall not deliberately fail to provide prompt written notice to Seller of such material default or breach and the facts and circumstances underlying such material default or breach.

17.1    Seller’s Default.

17.1.1    In the event of a material default by Seller under the terms of this Agreement which is not cured within thirty (30) days following Buyer’s written notice to Seller specifying the nature of the default, or in the event any condition precedent to Buyer’s obligations hereunder cannot be fulfilled or satisfied because Seller negligently or intentionally frustrated such fulfillment by some affirmative act or negligent or intentional omission, then Buyer shall have the option to exercise any of the remedies below. Notwithstanding the foregoing, if the default is of such a character as to require more than thirty (30) days to cure, and provided that Seller has commenced efforts to cure such default within such thirty (30) day period and Seller is diligently pursuing such efforts to completion, then Seller shall have an additional thirty (30) days to cure such default before Buyer may exercise any of the remedies below.

17.1.1.1    Buyer may terminate this Agreement by written notice to Seller, whereupon the Agreement shall be of no further force and effect, and Buyer and Seller shall have no further rights, obligations or liabilities hereunder, except for any obligations which expressly survive the termination of this Agreement.

17.1.1.2    Buyer may exercise all rights and remedies provided at law and in equity; provided, however, in no event shall Seller be liable to Buyer for any special, indirect, consequential, punitive or incidental damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach by Seller of this Agreement, or diminution of value or any damages based on any type of multiple.

17.2    Buyer’s Default.

17.2.1    Each of the following events shall constitute a default of this Agreement by Buyer (a “Buyer Default”):

17.2.1.1    A material default by Buyer under the terms of this Agreement which is not cured within, (i) in the case of a default in payment, three (3) Business Days, and (ii)

for any other default, ten (10) Business Days, following Seller’s written notice to Buyer specifying the nature of the default, or in the event any condition precedent to Seller’s obligations hereunder cannot be fulfilled or satisfied because Buyer negligently or intentionally frustrated such fulfillment by some affirmative act or negligent or intentional omission. Notwithstanding the foregoing, if the default is of such a character as to require more than ten (10) Business Days to cure (which for avoidance of doubt, a default in payment shall not be considered to require), and provided that Buyer has commenced efforts to cure such default within such ten (10) Business Days and Buyer is diligently pursuing such efforts to completion, then Buyer shall have an additional thirty (30) days to cure such default before Seller may exercise any of the remedies below. Notwithstanding anything in this Agreement to the contrary, Buyer shall not be entitled to any additional period of time to cure a failure to deliver an approval or disapproval notice within any timeframe specified in this Agreement.

17.2.1.2    Co-Acquirer or Buyer files a voluntary petition for relief under title 11 of the United States Code.

17.2.1.3    Any subsidiary, successor, or assign of Co-Acquirer or Buyer files a voluntary petition for relief under title 11 of the United States Code and such voluntary petition materially and adversely affects Co-Acquirer’s or Buyer’s ability to perform its obligations under this Agreement.

17.2.1.4    Co-Acquirer, Buyer, or any of their respective subsidiaries, successors, or assigns (i) is subject to an event of default (beyond applicable notice and/or cure periods) under any indebtedness in an amount greater than Two Hundred Million and No/100 Dollars ($200,000,000.00) with one or more of such party’s lenders secured by one or more blanket liens over all of such party’s assets, which event of default results in the enforcement of remedies against such party pursuant to such liens, or (ii) is subject to litigation which, if adversely determined, would materially and adversely affect Co-Acquirer’s or Buyer’s ability to perform its obligations of this Agreement; provided, that if Buyer or Co-Acquirer becomes aware of any foregoing, Buyer or Co-Acquirer, as the case may be, shall promptly notify Seller of same.

17.2.2    In the event of a Buyer Default, Seller may

17.2.2.1    Suspend all construction activities related to the Project and the Improvements and the timeframe for completion of the Improvements and the Closings shall be extended by the time period that such Buyer Default exists;

17.2.2.2    Seek any remedy available to it at law or in equity, including the right to seek damages on account of such Buyer Default; provided, however, in no event shall Buyer be liable to Seller for any special, indirect, consequential, punitive or incidental damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach by Buyer of this Agreement, or diminution of value or any damages based on any type of multiple; and

17.2.2.3    Terminate this Agreement, and, upon such termination, the Agreement shall be of no further force and effect, and Buyer and Seller shall have no further rights, obligations or liabilities hereunder, except for any obligations which expressly survive the termination of this Agreement.

17.3    Mutuality of Remedies. Each of the parties acknowledges that the remedies stated above have been negotiated and provide mutual, satisfactory and adequate and proper compensation and consideration to each of the parties and that such remedies take into account the peculiar risks of each of the parties.

17.4    Co-Acquirer’s Obligations. The undersigned Co-Acquirer is the indirect corporate parent of Buyer and, as such, will receive a benefit from this Agreement. Co-Acquirer shall be jointly and severally liable for any obligations or liabilities of Buyer resulting from any default of Buyer under this Agreement.

18.Indemnification; Limitation of Liability.

18.1    Indemnification by Seller. Subsequent to the Initial Closing, Seller hereby agrees to indemnify and hold Buyer and its members, managers, officers, directors, partners, employees, agents, subsidiaries, affiliates and representatives (collectively, the “Buyer Indemnified Parties,” and each, a “Buyer Indemnified Party”) harmless from and against any and all loss, damage, liability, cost and expense (including reasonable attorneys’ fees) which the Buyer Indemnified Parties may suffer, sustain or incur as a result of (i) any violation of any Environmental Law with respect to the Property by Seller, (ii) the placement of any Hazardous Materials on, in or under the Property by Seller, (iii) any breach of any representation, warranty, covenant, agreement or undertaking made by Seller in this Agreement or in any document delivered pursuant hereto or in connection with the transactions contemplated hereby, (iv) events or circumstances occurring or existing with respect to the ownership and/or the operation of any business at the Property by Seller, (v) any breach by Seller under any Key Construction Document entered into by Seller, or (vi) any fraud, willful misconduct or bad faith of Seller in connection with this Agreement or the transactions contemplated hereby.

18.2    Indemnification by Buyer. Subsequent to the Initial Closing, Buyer hereby agrees to indemnify and hold Seller and its members, managers, officers, directors, partners, employees, agents, subsidiaries, affiliates and representatives (collectively, the “Seller Indemnified Parties,” and each, a “Seller Indemnified Party”) harmless from and against any and all loss, damage, liability, cost and expense (including reasonable attorneys’ fees) which the Seller Indemnified Parties may suffer, sustain or incur as a result of (i) any breach of any representation, warranty, covenant, agreement or undertaking made by Buyer in this Agreement or in any document delivered pursuant hereto or in connection with the transactions contemplated hereby, or (ii) any fraud, willful misconduct or bad faith of Buyer in connection with this Agreement or the transactions contemplated hereby.

18.3    Limitation of Liability. Except as may otherwise be provided in this Agreement, from and after the Closing of any portion of the Project, Buyer shall look solely to the Contractors, the Architect, the Assigned Warranties, and any bonds for which Buyer has been named co-obligee, with respect to any claim for defects in materials and workmanship with respect to the Improvements. Seller shall cooperate fully in pursuing any claims against the Contractors, the Architect or covered by the Assigned Warranties.

19.Condemnation. If, prior to the final Closing, action is initiated to take by eminent domain proceedings or by deed in lieu thereof any of the Property or the Improvements for which a Closing has not yet occurred, or which materially impedes contemplated access to the Project, so as to substantially or materially interfere with the operation of the Project, Buyer may either (i) terminate this Agreement, in which event this Agreement shall be of no further force and effect and Buyer and Seller shall have no further rights, obligations or liabilities hereunder, except for the obligations which expressly survive termination, or (ii) consummate the transactions contemplated herein, in which event the award of the condemning authority attributable to the portion of the Property or the Improvements so taken shall be assigned to Buyer at the applicable Closing. At Buyer’s option, any portion of the award attributable to the Property or the Improvements which has been paid or agreed to be paid by the condemning authority may be credited against the Purchase Price at the applicable Closing and the remainder of the award attributable to the Property or the Improvements shall be paid or assigned to Buyer. If Buyer does not elect to terminate this Agreement pursuant to this Section 19, then Buyer shall have the right to contest any such taking or compensation and Seller hereby assigns Buyer all of Seller’s rights relating to settlement or contest of any such taking of the Property or the Improvements.

20.Damage or Destruction. If a material part of the Improvements or the Buildings shall be destroyed or materially damaged prior to the applicable Closing for such Improvements or Buildings, the Improvements shall be restored and repaired, at Seller’s sole cost and expense, in accordance with the Final Plans; provided, however, if such damage or destruction results in the delay of the Closing for such Improvements or Buildings by six (6) months or longer, Buyer may elect to terminate this Agreement by written notice delivered to Seller within five (5) Business Days of Buyer’s notice of such delay of such Closing. Unless Buyer elects to terminate the Agreement, Closing shall be delayed until the date that is thirty (30) days after the damaged areas are restored and construction is complete in accordance with the Final Plans or such later date as is agreed to in writing by Buyer and Seller. Upon any such termination of this Agreement, the rights, duties, obligations, and liabilities of all parties hereunder shall immediately terminate and be of no further force or effect, except as expressly provided to the contrary in this Agreement. Seller shall bear all risk of loss or damage or destruction of the Buildings or Improvements by casualty prior to the Closing for such Improvements or Buildings.

21.Notices. All notices hereunder shall be in writing and sent to the recipients thereof through the use of any one of (i) a recognized national courier providing regular overnight delivery service, (ii) hand delivery, (iii) certified United States mail, return receipt requested, or (iv) email and shall be deemed properly delivered when and if delivered to the recipient’s office by any such service, as evidenced by the delivery receipt obtained by such service from the recipient’s office, or evidence of the recipient’s refusal of such notice, or in the case of a notice sent via email, the notice shall be deemed received at the time sent by email; provided, if any notice is sent via method (i) or (iii), the sending party shall also email the receiving party that a notice by method (i) or (iii) has been sent, such notices to be delivered to the parties at the addresses set forth below:

If to the Seller:     Hawaii Funding, LLC
c/o Och-Ziff Real Estate
9 West 57th Street, 40th Floor,
New York, N.Y. 10019
Attn: Ronald Tellez
Email: ronald.tellez@ozcap.com

With a required copy also delivered to the Seller’s counsel:

K&L Gates LLP
134 Meeting Street, Suite 200
Charleston, SC 29401
Attn: Matthew Norton / Joshua Reeves
Email: matt.norton@klgates.com
joshua.reeves@klgates.com

If to the Buyer:    c/o Diamond Resorts International Inc.
10600 W. Charleston Blvd.,
Las Vegas Nevada, 89135
Attn: General Counsel
Email:     kona1notices@diamondresorts.com
notices@diamondresorts.com
jared.finkelstein@diamondresorts.com                         haseeb.ashraf@diamondresorts.com

With a required copy also delivered to the Buyer’s counsel:

Katten Muchin Rosenman LLP
525 W. Monroe Street, Suite 1900
Chicago, IL 60661
Attn: Peter A. Siddiqui
Email: peter.siddiqui@kattenlaw.com

Either party may change the person and/or address required for proper notice by giving the other party written notice of such modification in the manner described in this Section. The parties agree that the attorney for a party shall have the authority to deliver notices on such party’s behalf to the other parties hereto.

A duplicate notice may be also sent by facsimile (fax) as an accommodation, but notice shall be effective only if delivered by method (i), (ii), (iii) or (iv) listed above.

22.Survival of Provisions. All covenants, representations, warranties, and agreements set forth in this Agreement shall survive the execution or delivery of any and all Deeds and other documents at any time executed or delivered under, pursuant to, or by reason of this Agreement, for a period of five (5) years after each Closing for the portion of the Property conveyed at such Closing and shall survive the payment of all monies made under, pursuant to, or by reason of this Agreement for a period of five (5) years after each Closing for the portion of the Property conveyed at such Closing.

23.Binding Effect. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their permitted designees and legal representatives, successors, and assigns. Time is of the essence of this Agreement.

24.Miscellaneous.

24.1    Applicable Law. This Agreement and all questions of interpretation, construction and enforcement hereof, and all controversies hereunder, shall be governed by the applicable statutory and common law of the State of Hawaii without regard to conflict of law principles.

24.2    Claims and Disputes. The parties acknowledge and agree that mediation and arbitration shall be the exclusive dispute resolution mechanism for this Agreement in accordance with the following:

24.2.1    The parties shall endeavor to resolve their disputes by mediation which, unless the parties mutually agree otherwise, shall be administered by the American Arbitration Association in accordance with their Construction Industry Mediation Procedures in effect on the date of the Agreement. A request for mediation shall be made in writing, delivered to the other party to this Agreement, and filed with the person or entity administering the mediation within a reasonable time after the dispute has arisen. The request may be made concurrently with the binding dispute resolution but, in such event, mediation shall proceed in advance of binding dispute resolution proceedings, which shall be stayed pending mediation for a period of 30 days from the date of filing, unless stayed for a longer period by agreement of the parties or court order. If an arbitration is stayed pursuant to this Section, the parties may nonetheless proceed to the selection of the arbitrator(s) and agree upon a schedule for later proceedings.

24.2.2    Any claim, subject to, but not resolved by, mediation shall be subject to arbitration which, unless the parties mutually agree otherwise, shall be administered by the American Arbitration Association, in accordance with the Construction Industry Arbitration Rules in effect on the date of this Agreement. Demand for arbitration shall be made in writing, delivered to the other party to the Agreement, and filed with the person or entity administering the arbitration. The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

24.2.3    Either party, at its sole discretion, may consolidate an arbitration conducted under this Agreement with any other arbitration to which it is a party provided that (1) the arbitration agreement governing the other arbitration permits consolidation; (2) the arbitrations to be consolidated substantially involve common questions of law or fact; and (3) the arbitrations employ materially similar procedural rules and methods for selecting arbitrator(s).

24.2.4    Any party to an arbitration may include by joinder persons or entities substantially involved in a common question of law or fact whose presence is required if complete relief is to be accorded in arbitration provided that the party sought to be joined consents in writing to such joinder. Consent to arbitration involving an additional person or entity shall not constitute consent to arbitration of a claim not described in the written consent.

24.2.5    The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by parties to the Agreement shall be specifically enforceable under applicable law in any court having jurisdiction thereof.

24.2.6    The discovery allowed under this Section 24.2 may pertain to any matter, not privileged, which is involved in the dispute and shall be available for use as evidence in the same manner and for the same reasons as provided by law in suits or proceedings conducted under the laws of the State of Hawaii, except that such discovery shall be limited to only the exchange of documents and depositions and no other discovery shall be permitted. Admissibility of evidence at such arbitration shall be governed by the Federal Rules of Evidence. The agreement to arbitrate contained herein shall be specifically enforceable under applicable law.

24.3    Partial Invalidity. In the event any term or provision of this Agreement shall be held illegal, unenforceable or inoperative as a matter of law, the remaining terms and provisions of this Agreement shall not be affected thereby, but each such term and provision shall be valid and shall remain in full force and effect if the deletion of the invalid provision shall not destroy the clear intent and purpose of this Agreement or deprive Buyer of a material benefit contemplated by this Agreement. The parties acknowledge that a court of competent jurisdiction shall have the authority to reform this Agreement to conform to the parties’ clear intent.

24.4    Assignment. This Agreement and Seller’s rights hereunder and to the Property shall not be transferred or assigned by Seller (except as expressly contemplated by this Agreement in connection with the Closings) without the prior written consent of Buyer. This Agreement and Buyer’s rights hereunder and to the Property shall not be transferred or assigned by Buyer without the prior written consent of Seller, except to an affiliated company; provided, however, that no assignment by Buyer shall affect the Co-Acquirer’s obligations hereunder.

24.5    Non‑Merger. The provisions of all sections of this Agreement that from their sense and context are intended to survive the closing shall survive and shall not be merged into the documents of conveyance from Seller to Buyer at closing.

24.6    Entire Agreement. This Agreement embodies the entire understanding between the parties, and supersedes any and all prior agreements and understandings, written or oral, formal or informal.

24.7    Pronouns. All pronouns and nouns and variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties may require.

24.8    Construction of Agreement. This Agreement shall not be construed more strictly against one party than the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties. The headings of various Sections in this Agreement are for convenience only and are not to be utilized in construing the content or meaning of the substantive provisions hereof. Each party acknowledges and waives any claim contesting the existence and the adequacy of the consideration given by the other in entering into this Agreement.

24.9    Waivers and Extensions. No waiver or any breach of any agreement or provisions herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provisions herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

24.10    Time. Time is of the essence with respect to this Agreement. Whenever the time for performance of any act hereunder falls on a Saturday or Sunday or a legal holiday in Orlando, Florida; New York City, or Kona, Hawaii such time shall be ipso facto extended to the next Business Day.

24.11    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original. Facsimile copies or PDF copies sent by email of this Agreement and any amendments hereto and any signatures thereon shall be considered for all purposes as originals.

24.12    Modifications. This Agreement may only be modified or amended in writing signed by both Seller and Buyer. After the Effective Date, Seller shall reasonably cooperate with Buyer to make any amendment to this Agreement which is requested by Buyer and which, in Seller’s reasonable discretion, would not have a material adverse effect on Seller.

24.13    Attorney Fees, Expenses, and Costs. Should either party institute arbitration or other legal proceedings founded upon a breach of this Agreement, except as any party’s remedies or recoveries may be otherwise expressly limited hereunder, the prevailing party may request from arbitrator or other judicial officer the recovery from the other party the reasonable attorneys’ and paralegal fees, arbitration costs and other expenses incurred by the prevailing party in connection with such proceedings, on appeal and in bankruptcy or administrative proceedings which interpret or enforce such party’s rights under this Agreement, and such arbitrator or other judicial officer shall award such recovery in their judgment.

24.14    Further Assurances. Seller shall either deliver or cause to be delivered to Buyer following the Closings, at any time, and from time to time, such additional and other conveyance documents, assignments and other agreements, as the Buyer may reasonably request, without incurring any material cost or expense to the Seller, to fully effect the purposes of this Agreement and the conveyance of the Property.

24.15    Force Majeure. If a cause of delay is not due to the willful act or neglect of a party, and as a result of any matter of Force Majeure, either party is prevented from performing its obligations hereunder, and if the party so delayed or prevented provides written notice of such occurrence to the other party not later than ten (10) days following the initial occurrence thereof, then except where the provisions of this Agreement clearly provide to the contrary, neither Seller nor Buyer shall be deemed in default with respect to the performance of any of the terms, covenants and conditions of this Agreement if such failure shall be due to Force Majeure. In any such event, except where expressly noted in this Agreement to the contrary, the time for performance of such obligations shall be extended one day for each day (but not exceeding 180 days) such party is prevented from performing its obligations under this Agreement by such Force Majeure causes.

24.16    No Recording of this Agreement. This Agreement shall not be recorded; provided, however, Seller and Buyer agree that the Buyer may upon request ask that a short form memorandum of this Agreement in form reasonably satisfactory to Seller and Buyer be recorded in the public records of the State of Hawaii. Buyer covenants and agrees that if such short form agreement is consented to by Seller and recorded, then, at the expiration or earlier termination of this Agreement for any reason, Buyer shall execute an instrument confirming cancellation of this Agreement in recordable form. If a short form agreement is recorded, Buyer shall deposit with the Escrow Agent a recordable termination agreement that may be recorded following termination of this Agreement prior to the final Closing or, in the alternative, such agreement shall be returned to Buyer at the final Closing.

24.17    Escrow Duties.

24.17.1    Escrow Agent agrees by acceptance thereof, to hold and disburse all monies paid and documents delivered in escrow in accordance with the terms and conditions of this Agreement, the Holdback Escrow Agreement and the Escrow Instructions. Any escrowed funds paid by Buyer shall be invested in an interest bearing account approved by Buyer in writing.

24.17.2    Escrow Agent agrees to hold in escrow and disburse funds in accordance with terms and conditions of this Agreement, the Holdback Escrow Agreement and the Escrow Instructions. Failure of clearance of funds shall not excuse performance by the Buyer.

24.18    Conflict of Interest. Seller, Buyer and their respective members, managers, officers, directors, partners, employees, agents, subsidiaries, affiliates and representatives may engage in or possess any interest in other business ventures of every nature and description independently or with others, including, but not limited to, the ownership, financing, leasing, syndication, brokerage, sale, development and/or management of real property, whether competing with, similar to or within close proximity of the Property. Each party acknowledges the foregoing and waives any claim relating to any existing or future conflicts of interest or other claims of any nature with respect to any activities described in this Section 24.18.

24.19    Brokers. Seller and Buyer each represent to the other that it has not enlisted the services of a broker or agent in connection with the transactions contemplated hereby, other than CFL Partners, Inc., which has been engaged by Seller and whose fees shall be paid by Seller, nor has it taken any other actions which could give rise to a claim for a commission in connection with transactions contemplated hereby. Each party agrees to indemnify the other party against, and to hold the other party harmless from, any and all losses, costs, damages, liabilities and expenses resulting from a breach by the indemnifying party of the foregoing representation. Such indemnifications shall survive the Closings.

24.20    Buyer’s Representatives. Buyer shall designate by written notice to Seller any person, or persons, who may bind the Buyer as to any approvals or authorizations required under this Agreement the (“Buyer’s Representatives”). Buyer may change Buyer’s Representatives from time to time by giving Seller written notice of such change. The designation of the Buyer’s Representatives shall not relieve Seller of its obligation to deliver any notices required under this Agreement in the manner described in Section 21.

24.21    Confidentiality. From and after the Effective Date, the parties to this Agreement shall, and shall cause their respective Representatives (as hereinafter defined) that receive Confidential Information to, hold in confidence this Agreement and any and all confidential information about the Project (such information, “Confidential Information”), whether written or oral, concerning the Agreement, except to the extent that such party can show that such information (a) is generally or becomes available to and known by the public other than as a result of a breach of this agreement by such party or any of its affiliates; or (b) is lawfully acquired by such party or any of its affiliates from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. Notwithstanding the foregoing, either party shall be permitted to disclose Confidential Information to its and its affiliate’s directors, officers, employees, partners, financing sources, investors, agents, advisors and representatives (“Representatives”) to the extent that such persons are subject to an obligation of confidentiality that is substantially consistent with this provision. If any party or any party’s Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Applicable Law, such party shall promptly notify the other parties to this Agreement (to the extent practicable and permitted by law) in writing and shall disclose only that portion of such information which such party is advised by its counsel is legally required to be disclosed, provided that such party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. No publicity release or announcement concerning this Agreement or the Project shall be made without advance written approval thereof by the parties hereto. Notwithstanding the foregoing, (i) each party hereto may release such information that is required of them pursuant to any Applicable Law; provided that such releasing party shall, prior to such release (to the extent practicable and permitted by law), promptly inform the other parties in writing regarding the requirement and content of such release; and (ii) Buyer can disclose this Agreement and information related to the Project to its affiliates and their respective investors and financing sources. Notwithstanding the foregoing, Buyer and Co-Obligor shall be permitted to disclose this Agreement to the Securities and Exchange Commission, the New York Stock Exchange, and any other governmental entity or self-regulatory organization without the consent of any party.

[Remainder of page intentionally left blank; signatures follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in duplicate and their respective seals to be affixed hereunto as of the day, month and year first above written.
BUYER:

DIAMOND RESORTS KONA DEVELOPMENT,                             LLC, a Delaware limited liability company

By:    /s/ Howard S. Lanznar
Name:     Howard S. Lanznar
Title:    EVP and Chief Administrative Officer

CO-ACQUIRER:

DIAMOND RESORTS INTERNATIONAL, INC.,                             a Delaware corporation

By:    /s/ Howard S. Lanznar
Name:     Howard S. Lanznar
Title:    EVP and Chief Administrative Officer

                SELLER:

HAWAII FUNDING LLC,
a Delaware limited liability company

By:    /s/ Steven E. Orbuch
Name:     Steven E. Orbuch
Title:    Authorized Person

EXHIBIT A

Legal Description of Property

-PARCEL FIRST:-

All of that certain parcel of land (being portion(s) of the land(s) described in and covered by Royal Patent 1669, Land Commission Award 8516-B, Apana 3 to Kamaikui) situate, lying and being at Kahului 2nd, District of North Kona, Island and County of Hawaii, State of Hawaii, being LOT 6-C of the “KONA SEA CREST SUBDIVISION” and thus bounded and described:
Beginning at the northeasterly corner of this parcel of land, being also the northwesterly corner of 6-G (Proposed Kahului to Keauhou Parkway) of this subdivision and being a point on the southerly boundary of Lot 5, the coordinates of said point of beginning referred to Government Survey Triangulation Station “KAHELO” being 1,439.40 feet north and 1,207.69 feet east and running by azimuths measured clockwise from true South:

Thence, from a tangent azimuth of 25° 01’ 16” following along Lot 6-G (Proposed Kahului to Keauhou Parkway) of this subdivision and along the remainders of Lot 6 and Royal Patent 1669, Land Commission Award 8516-B, Apana 3 to Kamaikui on a curve to the left with a radius of 2,050.00 feet, the chord azimuth and distance being:

1.	19°	14’	08”	413.30	feet to a point;
2.	103°	27’		161.53	feet along Lot 4-A-1 and along the remainder of Royal Patent 1669, Land Commission Award 8516-B, Apana 3 to Kamaikui to a point;
3.	72°	30’		921.82	feet along Lot 4-A-1 and along the remainder of Royal Patent 1669, Land Commission Award 8516-B, Apana 3 to Kamaikui to a point;
4.	168°	06’		390.67	feet along Lot 6-E (Road Widening Lot) of this subdivision and along the remainders of Lot 6 and Royal Patent 1669, Land Commission Award 8516-B, Apana 3 to Kamaikui to a point;
Thence, following along Lot 6-E (Road Widening Lot) of this subdivision and along the remainders of Lot 6 and Royal Patent 1669, Land Commission Award 8516-B, Apana 3 to Kamaikui on a curve to the left with a radius of 746.80 feet, the chord azimuth and distance being:

5.	166°	21’	45”	45.29	feet to a point;
6.	253°	22’		55.87	feet along the remainder of Royal Patent 1669, Land Commission Award 8516-B, Apana 3 to Kamaikui to a point;

7.	170°	26’	64.65	feet along the remainder of Royal Patent 1669, Land Commission Award 8516-B, Apana 3 to Kamaikui to a point;
8.	266°	20’	153.00	feet along Royal Patent 8060, Land Commission Award 10373 to Neniha to a point;
9.	171°	30’	105.00	feet along the remainder of Royal Patent 1669, Land Commission Award 8516-B, Apana 3 to Kamaikui to a point;
Thence, for the next three (3) courses following along Lot 3 and along Grant 1868 to Kaupena:
10.	252°	27’	24.80	feet to a point;
11.	264°	10’	95.20	feet to a point;
12.	265°	19’	50.35	feet to a point;
Thence, for the next six (6) courses following along stonewall, Lot 3 and Grant 1868 to Kaupena:
13.	269°	07’	23.38	feet to a point;
14.	269°	38’	26.44	feet to a point;
15.	279°	48’	15.17	feet to a point;
16.	270°	56’	20.74	feet to a point;
17.	262°	38’	28.60	feet to a point;
18.	257°	39’	59.11	feet to a point;
Thence, for the next seventeen (17) courses following along Lot 5 and along Grant 1868 to Kaupena:
19.	263°	01’	21.84	feet to a point;
20.	264°	43’	62.91	feet to a point;
21.	270°	58’	55.69	feet to a point;
22.	276°	38’	19.36	feet to a point;
23.	269°	48’	34.46	feet to a point;
24.	272°	57’	11.96	feet to a point;
25.	279°	00’	15.93	feet to a point;

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26.	269°	46’	25.24	feet to a point;
27.	275°	23’	79.79	feet to a point;
28.	220°	00’	12.86	feet to a point;
29.	271°	14’	51.42	feet to a point;
30.	269°	31’	99.15	feet to a point;
31.	274°	02’	56.09	feet to a point;
32.	277°	38’	39.10	feet to a point;
33.	277°	36’	82.53	feet to a point;
34.	277°	00’	67.70	feet to a point;
35.	274°	28’	15.02	feet to the point of beginning and containing an area of 12.544 acres, more or less.
-PARCEL SECOND:-

All of that certain parcel of land (being portion(s) of the land(s) described in and covered by Royal Patent 1669, Land Commission Award 8516-B, Apana 3 to Kamaikui) situate, lying and being at Kahului 2nd, District of North Kona, Island and County of Hawaii, State of Hawaii, being LOT 6-E (ROAD WIDENING LOT) of the "KONA SEA CREST SUBDIVISION", same being a portion of Lot 6, and thus bounded and described:

Beginning at the southwesterly corner of this parcel of land, being also the northwesterly corner of Lot 4-A-1 and being a point on the easterly side of Alii Drive, the coordinates of said point of beginning referred to Government Survey Triangulation Station "KAHELO" being 808.04 feet north and 30.49 feet east and running by azimuths measured clockwise from true South:

1. 168° 06'        391.16        feet along the easterly side of Alii Drive to a point;

Thence, following along the easterly side of Alii Drive, on a curve to the left with a radius of 741.80 feet, the chord azimuth and distance being:

2. 166° 22'        44.88        feet to a point;

3. 253° 22'        5.00        feet along the remainder of Royal Patent 1669, Land Commission Award 8516-B, Apana 3 to Kamaikui to a point;

Thence, from a tangent azimuth of 344° 37' 30" following along Lot 6-C of this subdivision and along the remainders of Lot 6 and Royal Patent 1669, Land Commission Award 8516-B, Apana 3

3

to Kamaikui on a curve to the right with a radius of 746.80 feet, the chord azimuth and distance being:

4. 346° 21' 45"    45.29        feet to a point;

5. 348° 06'        390.67    feet along Lot 6-C of this subdivision and along the remainders of Lot 6 and Royal Patent 1669, Land Commission Award 8516-B, Apana 3 to Kamaikui to a point;

6. 72° 30'        5.02        feet along Lot 4-A-1 and along the remainder of Royal Patent 1669, Land Commission Award 8516-B, Apana 3 to Kamaikui to the point of beginning and containing an area of 2,179 square feet, more or less.

BEING THE PREMISES ACQUIRED BY WARRANTY DEED

GRANTOR	: DAVID B. THOMPSON, Trustee, and KAREN R. THOMPSON, Trustee, of the David B. Thompson and Karen R. Thompson Revocable Trust Agreement dated December 4, 1990, as amended and restated October 11, 1993

GRANTEE	: SUNSTONE KONA LLC, a Hawaii limited liability company

DATED	: April 15, 2003

RECORDED	: Document No. 2003-073189

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EXHIBIT B

Permitting Requirements

Permit / Approval / Submittal	Issuer	Notes
Special Management Area (SMA)	• County of Hawaii (“County”)	• n/a
Historic preservation	• State of Hawaii (“State”)	• Related to on-site archeological features
Site plan	• County	• n/a
Conditional Letter of Map Revision	• County, Federal (FEMA)	• n/a
Water units	• County	• Project needs additional water units
Building permit	• County	• n/a
Utility review	• Relevant entities (e.g., electric company, etc.)	• Need utility companies to review and approve plans
Grub and clear grading permit	• County, State	• For all civil construction
Underground Injection Control *	• State	• For drywell drainage
National Pollution Discharge Elimination System*	• State	• n/a
Roadway Right of Way*	• County	• Required for construction work in County right of way
OSHA*	• State, Federal	• Related to on-site job safety
Signage*	• County	• Permit required for Project signage
Solid waste management plan*	• County	• Addresses how solid waste will be handled
Emergency response plan*	• County	• Addresses plans for evacuation, etc.
* The parties acknowledge and agree that these permits/approvals may be obtained after the Feasibility Period.

EXHIBIT C

Project Specifications

[Pictures Attached]

EXHIBIT D

FURNISHINGS

Buyer shall be responsible for purchasing and delivering to the Property the following Furnishings. Where noted, Seller shall be responsible for installing the Furnishings below (“Seller Installed Furnishings”), and for such Seller Installed Furnishings, Seller will also be responsible for providing insurance, care, and security for such Furnishings after they have been delivered by Buyer to the Property; provided, that (i) Buyer shall deliver the Seller Installed Furnishings to the Property in good condition; (ii) Buyer shall coordinate the delivery of the Seller Installed Furnishings with Seller to avoid any interference with Seller’s construction of the Improvements; and (iii) any delay in Buyer’s delivery of the Seller Installed Furnishings to the Property in good condition, which delay was caused solely by Buyer and which actually results in a delay in meeting any construction deadline (the “Buyer Caused Delay”), shall extend the construction deadlines set forth in Section 3.5 one day for each day of the Buyer Caused Delay.

Wall coverings – Buyer Furnish; Buyer Install
Flooring

•	Carpet - Buyer Furnish; Seller Install

•	Carpet pad – Buyer Furnish; Seller Install

•	Area rug – Buyer Furnish; Buyer Install (Unless inset rug, in which case, Seller Install)

•	Tile flooring (other than standard kitchen and bath areas in Units) – Buyer Furnish, Buyer Install
Drapes – Buyer Furnish; Buyer Install (All Below)

•	Drapery -

•	Sheer

•	Shower curtain
Seating – Buyer Furnish; Buyer Install (All Below)

•	Sofa

•	Pillow

•	Chair

•	Ottoman

•	Bench
Bedding – Buyer Furnish; Buyer Install (All Below)

•	Duvet cover

•	Duvet insert

•	Bedskirt

•	Pillow

•	Mattress & boxspring

•	Bed frame

•	Sheets
Casegoods – Buyer Furnish; Buyer Install (All Below)

•	Headboard

•	Nightstand

•	Desk

•	Television console

•	Table
Lighting

•	Lamp (Portable, non-Architectural Only) – Buyer Furnish; Buyer Install

•	Sconce – Buyer Furnish; Seller Install

•	Pendant – Buyer Furnish; Seller Install

•	Ceiling fixture / fans – Buyer Furnish; Seller Install
Operating supplies

•	Uniforms –Buyer Furnish; Buyer Install

•	Inventory (food, office, cleaning, rooms, etc.) Buyer Furnish; Buyer Install

•	Tools – Buyer Furnish; Buyer Install
Equipment

•	Weight room equipment –Buyer Furnish, Buyer Install

•	Umbrella (Portable, Non-Structural Shade Only) – Buyer Furnish; Buyer Install.

•	Umbrella base (Portable, Non-In Ground Only) – Buyer Furnish; Buyer Install.

•	Kitchen equipment (Smallwares Only; i.e. not in-room large appliances) – Buyer Furnish; Buyer Install.

•	Vacuum Cleaners – Buyer Furnish; Buyer Install.

•	Business center / office Furniture, Fixtures and Equipment – Buyer Furnish; Buyer Install.
Other

•	Artwork - Buyer Furnish; Buyer Install.

•	Decorative, Small Scale Mirrors – Buyer Furnish; Buyer Install.

•	Pool deck furniture / ADA equipment including sling chairs – Buyer Furnish; Buyer Install.

•	Interior and Portable Landscaping planters – Buyer Furnish; Buyer Install.

•	Recreation games – Buyer Furnish; Buyer Install.

•	Technology equipment (computers, network, etc.) - Buyer Furnish; Buyer Install.

•	Reception counters / desks (Portable, Non-Millwork Only) – Buyer Furnish; Buyer Install.

•	Bookcases (Portable, Non-Millwork Only) –Buyer Furnish; Buyer Install.

•	File cabinets (Portable, Non-Millwork Only) – Buyer Furnish; Buyer Install.

•	Security cameras – Buyer Furnish; Buyer Install.

•	Radios - Buyer Furnish; Buyer Install.

•	Bell carts - Buyer Furnish; Buyer Install.

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EXHIBIT E

Final Plans

Final Plans to be attached by an amendment to this Agreement executed by the parties.

3

EXHIBIT F

CONSTRUCTION MILESTONES

1.    Clearing and grubbing of the site;
2.    Start of dirt work placement;
3.    Completion of dirt work placement;
4.    Start of building pads and pad certifications;
5.    Completion of building pads and pad certifications;
6.    Start of foundation and slab work, as well as parking lots and drive lanes;
7.    50% completion of foundation and slab work, as well as parking lots and drive lanes;
8.    Substantial completion of foundation and slab work, as well as parking lots and drive lanes;
9.    Start of framing of all structures including exterior walls and roofs;
10.    50% completion of framing of all structures including exterior walls and roofs
11.    Substantial completion of framing of all structures including exterior walls and roofs
12.    Start electrical, HVAC, plumbing;
13.    50% completion of electrical, HVAC, plumbing;
14.    Substantial completion of electrical, HVAC, plumbing;
15.    Attend a pre-roofing exterior waterproofing envelope meeting, with the beginning of roofing and exterior envelope moisture systems with mockups of waterproofing systems, and sign off with Seller’s waterproofing consultant
16.    Attend meetings prior to the beginning of installation of finishes such as floor tile, wall coverings, cabinets, finish doors frames, and hardware;
17.    Mock up of completed room types with finishes such as drywall taping floating and painting;
18.    Punch list of final product rooms , exterior envelope;
19.    Beginning of landscaping and irrigation systems;
20.    Completion of landscaping and irrigation;
21.    Beginning of graphics and monumentation;

22.    Completion of graphics and monumentation.

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EXHIBIT G

Due Diligence Materials

Seller shall deliver to Buyer the documents and materials identified below as soon as practicable, but in no event later than five (5) Business Days after the Effective Date:
[Picture Attached]

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EXHIBIT H

CONDOMINIUM DOCUMENTS

A.    Condominium Documents. The Condominium Documents shall include, without limitation, the following:

1.Reasonable access and utility easements over the common elements for the benefit of Seller as “Declarant” and Buyer as “Successor Declarant” customarily reserved to developers to facilitate development, construction and operations of condominium and timeshare projects.

2.Disclaimers and releases relating to any liability of Seller and/or of Buyer as “Successor Declarant” for warranties, construction defects, volcanic emissions, and other conditions related to the Property as reasonably required by Seller. As between Declarant and Successor Declarant, a provision in the Deed acknowledging that in the event of any conflict between the disclaimers and releases set forth in the Declaration and those contained in the Agreement, the terms and provisions of the Agreement shall control and survive Closing and delivery of the Deed(s).

3.All rights, powers and privileges for Seller as “Declarant” (and Buyer as “Successor Declarant” solely concerning the rights transferred in each Partial Assignment of Declarant’s Rights) as are typically set forth in condominium documents for similar resort and timeshare properties in the State of Hawaii, including, but not limited to, all Declarant Development and Special Declarant Rights whether by statute or otherwise including the option to convert space, unilateral amendment rights for the Declarant as permitted by law and the right to create the Timeshare Plan and market, sell, manage, operate, lease and offer timeshare interests within the Project. The Condominium Documents shall also provide that no amendment to the Condominium Documents shall alter, change or modify any of the rights, powers and privileges of Seller as “Declarant” without the written approval of Seller.

4.Seller’s exclusive right as “Declarant” to appoint and remove members of the board of directors of the Condominium Association.

5.Provisions granting the Condominium Association the power and authority to contract for the management and maintenance of the Condominium and to authorize a managing agent (who may be an affiliate of the “Declarant” or “Successor Declarant”) to assist the Condominium Association in carrying out its powers and duties including, without limitation, performing such functions as reviewing and evaluating the submission of proposals, collection of assessments, preparation of records, enforcement of rules and regulations and maintenance, repair and replacement of common elements with such funds as shall be made available by the Condominium Association for such purposes.

B.    Partial Assignment of Declarant’s Rights. Each Partial Assignment of Declarant’s Rights shall assign to Buyer certain declarant rights under the Condominium Documents applicable solely to the Units acquired by Buyer at each Closing related to the sales and marketing of timeshare interests within such Units; the operation, repair and maintenance of the Building containing such Units, including without limitation options to convert space; easements for interior and exterior Building maintenance, communication and Wi-Fi systems, marketing activities and sales and leasing activities within the Building containing such Units; and ownership of the PBX switch which may be located within the Building containing such Units. Each Partial Assignment of Declarant’s Rights shall also provide that Buyer may not exercise any declarant rights with respect to any portion of the common elements or limited common elements of the Project (1) located outside of the Building containing the Units acquired by Buyer at a Closing or (2) located within the Building containing the Units acquired by Buyer at a Closing and which do not exclusively serve such Building as the parties shall determine and describe in the Partial Assignment of Declarant’s Rights. All other declarant rights under the Condominium Documents shall be retained by Seller and assigned to Buyer at the final Closing pursuant to the Final Assignment of Declarant’s Rights.

C.    Condominium Association. Seller may require in the Partial Assignment of Declarant’s Rights recorded at the Initial Closing that for the duration of the Agreement certain specified actions of the Condominium Association or board of directors of the Condominium Association which materially and adversely affect the rights, powers and privileges of Seller as “Declarant” shall be approved by Seller in writing before they become effective.

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